UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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ALTERRA CAPITAL HOLDINGS LIMITED

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Explanatory Note: This amendment includes a revised proxy card to be used by Alterra Capital Holdings Limited. The proxy card has been revised to permit shareholders to vote separately for each director nominee under proposals 5, 6 and 7. Furthermore, this filing discloses a shares outstanding number as of the record date along with conforming updates to the beneficial ownership table. No other substantive changes have been made to this amendment.

Alterra House
2 Front Street
Hamilton HM 11
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 3, 2010

Notice is hereby given that the Annual General Meeting of Shareholders, which we refer to as the Meeting, of Alterra Capital Holdings Limited, which we refer to as Alterra Capital, will be held at Tucker’s Point, Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish HS 02, Bermuda on August 3, 2010 at 5:00 p.m. Atlantic Time, for the following purposes:

1.	To elect four Class 1 directors of Alterra Capital to serve until the annual general meeting of the shareholders of Alterra Capital in 2013.

2.	To ratify the appointment of KPMG, Hamilton, Bermuda, as Alterra Capital’s independent auditors for 2010.

3.

To authorize the election of one Class 1 director of Alterra Insurance Limited, a wholly-owned subsidiary of Alterra Capital, which we refer to as Alterra Insurance, to serve until the annual general meeting of the shareholders of Alterra Insurance in 2013.

4.	To authorize the ratification of the appointment of KPMG, Hamilton, Bermuda, as Alterra Insurance’s independent auditors for 2010.

5.	To authorize the election of directors of New Point III Limited to serve until the annual general meeting of the shareholders of New Point III Limited in 2013.

6.	To authorize the election of directors of New Point Re III Limited to serve until the annual general meeting of the shareholders of New Point Re III Limited in 2013.

7.	To authorize the election of directors of Alterra Agency Limited to serve until the annual general meeting of the shareholders of Alterra Agency Limited in 2013.

8.

To authorize the approval of a change of name of Alterra Insurance Limited to “Alterra Bermuda Limited” upon the completion of an amalgamation between Alterra Insurance Limited and Harbor Point Re Limited.

9.	To act upon such other matters as may properly come before the Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of Alterra Capital, at 5:00 p.m. Atlantic Time on June 15, 2010 will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

IF YOU WERE A STOCKHOLDER OF RECORD ON JUNE 15, 2010, PLEASE VOTE IN ONE OF THE FOLLOWING THREE WAYS WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING: (1) BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS; (2) BY COMPLETING, SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE; OR (3) BY COMPLETING YOUR PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN ON A PROPERLY SUBMITTED PROXY, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1, 2, 3, 4, 5, 6, 7 AND 8 IN THE PROXY. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By order of the Board of Directors,

Carol S. Rivers
Secretary

June [  ], 2010
Hamilton, Bermuda

ALTERRA CAPITAL HOLDINGS LIMITED
(a Bermuda company)
Alterra House
2 Front Street
Hamilton HM 11
Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “Alterra Capital,” “we,” “us,” “our” and similar expressions are references to Alterra Capital Holdings Limited. Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to the names of our direct and indirect subsidiaries are as set forth in the Glossary of Names as set forth in Annex A to this Proxy Statement.

This Proxy Statement is furnished in connection with the solicitation by the board of directors of Alterra Capital of proxies for use at the Annual General Meeting of Shareholders, which we refer to as the Meeting, of Alterra Capital to be held at Tucker’s Point, Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish HS 02, Bermuda on August 3, 2010 at 5:00 p.m. Atlantic Time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders.

On or about June [  ], 2010, Alterra Capital first sent a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to shareholders who hold shares in “street name” through a bank, broker or other holder of record. On or about June [  ], 2010, Alterra Capital first sent this Proxy Statement and the accompanying Notice of Annual General Meeting of Shareholders to registered shareholders and beneficial holders who had previously opted out of Notice delivery. On February 16, 2010, Alterra Capital filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we refer to as the Annual Report, with the Securities and Exchange Commission, which we refer to as the SEC. On March 12, 2010, Alterra Capital filed an Amendment to the Annual Report on Form 10-K/A with the SEC. All shareholders have the ability to access (i) this Proxy Statement and (ii) the Annual Report by (x) accessing the website referred to in the Notice, (y) accessing the website specified in the accompanying proxy voting card or (z) requesting a printed set of these materials at no charge. Instructions on how to access these materials over the internet may be found in the Notice or the proxy voting card. To request a printed copy of these materials, please write to us at our principal executive offices located at the address above.

VOTING SECURITIES AND VOTE REQUIRED

As of June 15, 2010, the record date for the determination of persons entitled to receive notice of and to vote at the Meeting, there were 119,677,612 common shares issued and outstanding, US$1.00 par value per share, of Alterra Capital, which we refer to as the common shares. The common shares are our only class of equity securities outstanding and entitled to vote at the Meeting or any and all adjournments or postponements thereof.

Each common share held by a shareholder entitles such shareholder to one vote on each matter that is voted upon by poll at the Meeting or any adjournments or postponements thereof, subject to certain provisions of our bye-laws that reduce the total voting power of any United States, or U.S., shareholder owning, directly or indirectly, beneficially or otherwise, 9.5% or more of the common shares to less than 9.5% of the total voting power of our capital stock unless otherwise waived at the discretion of our board of directors. In addition, our board of directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares constitute 9.5% or more of the voting power of Alterra Capital, each of which we refer to as a 9.5% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. By submitting a proxy, a holder of common shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Shareholder. The directors of Alterra Capital are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The directors may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no person shall be a U.S. 9.5% Shareholder at any time.

The presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding voting common shares as of June 15, 2010, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the votes cast at the Meeting will be required to approve each of the matters to be voted upon at the Meeting.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ATTACHED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS. THE PERSONS NAMED IN THE ATTACHED FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are officers of Alterra Capital. Any shareholder desiring to appoint another person to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided on the attached form of proxy and delivering an executed proxy to the Secretary of Alterra Capital at the address indicated above before the time of the Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

All common shares represented by properly submitted proxies that are not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly submitted proxy, it will be voted “FOR” each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the accompanying form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

Proxies should be received by us prior to August 2, 2010 at 1:00 p.m. Atlantic Time. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting by filing a written revocation with the Secretary of Alterra Capital at our address set forth above, by delivering a properly submitted proxy bearing a later date or by appearing in person and voting by ballot at the Meeting. A shareholder may vote his or her shares in person even if the shareholder has submitted a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS OF ALTERRA CAPITAL

Four individuals are to be elected as Class 1 directors of Alterra Capital at the Meeting. Currently, Alterra Capital’s board of directors consists of 14 individuals, divided into three classes: Class 1 (four directors), Class 2 (four directors) and Class 3 (six directors). There are currently no vacancies on our board of directors. As provided in our bye-laws, the term of the Class 1 directors will expire at the Meeting. The current Class 1 directors are Messrs. Gordon F. Cheesbrough, K. Bruce Connell and Thomas Forrester and Ms. Meryl D. Hartzband. Each of Messrs. Cheesbrough, Connell and Forrester and Ms. Hartzband is a nominee for election as a Class 1 director at the Meeting. Our board of directors has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of Alterra Capital if elected. In the event that any nominee is unable to serve as a director, unless a proxy holder specifically withdraws its proxy, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as our board of directors may propose. Our board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Set forth below is biographical information concerning each nominee for election as a director of Alterra Capital, each person who is continuing as a director of Alterra Capital and each executive officer of Alterra Capital who is not a director, including each such individual’s age as of May 31, 2010, and each such individual’s principal occupation and the period during which such person has served as a director or officer of Alterra Capital. There is no family relationship between any of the nominees, directors and executive directors. Information about share ownership of each of the continuing directors, nominees and executive officers can be found in the section titled Security Ownership of Certain Beneficial Owners, Officers and Directors below.

NOMINEES FOR DIRECTOR OF ALTERRA CAPITAL WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2013

Gordon F. Cheesbrough, 57, has served as a director of Alterra Capital since May 2007. Mr. Cheesbrough is the managing partner of Blair Franklin Capital Partners, Inc., an independent financial advisory firm that he co-founded in 2003. Mr. Cheesbrough also serves as Chairman of the Board of Governors of North York General Hospital. From 1998 to 2002, Mr. Cheesbrough was President and Chief Executive Officer of Altamira Investment Services Inc. and served on the board of directors of the Canadian Tire Corporation from 1998 through 2007. From 1974 to 1998, Mr. Cheesbrough held several positions with McLeod Young Weir and its successors, Scotia McLeod and Scotia Capital Markets, including Chairman and Chief Executive Officer from 1993 to 1998.

As founder and managing partner of Blair Franklin Capital Partners along with his experience at Altamira Investments, Mr. Cheesbrough is an experienced financial leader with the skills and talents necessary to serve on the board of directors. His experience in the capital markets and prior board experience makes him a valuable asset to our board of directors.

K. Bruce Connell, 57, has served as a director of Alterra Capital since February 2007 and a director of Alterra Europe since October 2009. Mr. Connell retired in 2002 after spending 12 years with XL Capital Ltd. During his tenure with XL Capital Ltd., Mr. Connell served as Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda) and Chief Underwriting Officer of XL Europe Ltd. Prior to his tenure at XL Capital Ltd., and beginning in 1974, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd. Mr. Connell holds a BA from the University of South Florida and an MBA (Finance) from Georgia State University.

Mr. Connell is an experienced insurance and reinsurance executive with over 30 years in the industry. During this time, he has held positions ranging from underwriter to chief executive officer. The depth and breadth of his exposure to complex and innovative industry issues makes him a skilled advisor and a valued contributor to our board of directors.

W. Thomas Forrester, 61, has been a director of Alterra Capital since May 2010. He served as a director of Harbor Point Limited, which we refer to as Harbor Point, from January 2007 until its amalgamation with Alterra Holdings in May 2010. From 1999 until March 2007, Mr. Forrester was the Chief Financial Officer of The Progressive Corporation, one of the largest automotive insurers in the United States, and was a Vice President of Progressive since June 2001. From 1984 until 1999, he served in various other positions with Progressive, including Treasurer, Policy Team Member, Central Division President, Commercial Lines President and CAIP Division President. He is a director of Cunningham Lindsay International Limited, the Federal National Mortgage Association (Fannie Mae) and The Navigators Group, Inc. and is a former director of Axis Capital Holdings Limited. Mr. Forrester holds a BA from Duke University and an MBA from the Tuck School of Business at Dartmouth College.

Mr. Forrester’s insurance and financial reporting expertise and his experience as a member of various public and private boards of directors makes him a valuable contributor to our board of directors.

Meryl D. Hartzband, 55, has been a director of Alterra Capital since May 2010 and served as a director of Harbor Point from its inception in December 2005 until its amalgamation with Alterra Holdings in May 2010. She is the Chief Investment Officer of Stone Point Capital LLC and a member of the investment committees of the general partners of The Trident Funds. Prior to the formation of Stone Point in 2005, she was the Investment Director of MMC Capital, Inc., the predecessor entity to Stone Point. Before joining MMC Capital in 1999, Ms. Hartzband was a Managing Director at J.P. Morgan & Co., where she specialized in managing private equity investments in the insurance and financial services industries. Ms. Hartzband is a director of Wilton Re Holdings Limited and Sharebridge Holdings, Inc. Ms. Hartzband holds a BA from Cornell University and an MBA from the Columbia University Graduate School of Business.

Ms. Hartzband’s extensive background and expertise in the insurance and financial services industry and her experience serving on other boards of directors makes her a valuable contributor to our board of directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

DIRECTORS OF ALTERRA CAPITAL WHOSE TERMS WILL EXPIRE IN 2011:

Willis T. King, Jr., 66, has served as a director of Alterra Capital since September 1999 and was a director of Alterra Insurance from September 1999 until May 2007. In August 2008, Mr. King was appointed Chairman of the Board of ACA Financial Guaranty Corporation, a monoline bond insurance company. Mr. King has been Chairman of First Protective Insurance Company since March 1998, Chairman of Fidelity Fire and Casualty Insurance Company since 2005 and a director of BCS Financial Corporation since 1998. From June 1999 to November 2001, Mr. King was Chairman of the Board and Chief Executive Officer of Highlands Insurance Group. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan. Mr. King holds both a BS and MA from Cornell University.

Having served as the Chairman of several insurance entities, Mr. King brings a solid background and familiarity with the insurance industry to the board of directors. The managerial experience gained in these roles makes him well suited to his role as Chairman of the Compensation Committee. Mr. King brings pragmatic insight to the development of effective compensation models, succession planning and long term company leadership.

James H. MacNaughton, 59, has served as a director of Alterra Capital since May 2008 and a director of Alterra Specialty since August 2009. Mr. MacNaughton retired from Rothschild Inc. in March 2008 where he was a Senior Advisor. He was a Managing Director and Global Partner of Rothschild from 2001 to 2007. From 1979 through 2000, he was at Salomon Brothers Inc. where he held a variety of positions including, for most of that time, Managing Director in Investment

Banking. Mr. MacNaughton began his business career in 1973 at Republic National Bank of Dallas as Vice President and Commercial Lending Officer. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council since 2006 and a director of Primus Guaranty, Ltd. since July 2008. Mr. MacNaughton was admitted as a certified public accountant (Texas 1977) and is a member of the International Insurance Society and the board of Public Television Channel WLIW 21 serving New York City and Long Island, New York. Mr. MacNaughton holds both a BA and MBA from Southern Methodist University.

With over three decades of experience at many of the leading financial services firms in the United States, Mr. MacNaughton’s contribution to our board of directors has been valuable. He brings a wealth of knowledge from, and provides critical insights into, the financial markets, positioning him well to serve as a member of our board of directors and a key member of our Finance and Investment Committee.

Stephan F. Newhouse, 63, has been a director of Alterra Capital since May 2010 and served as a director of Harbor Point from its inception in December 2005 until its amalgamation with Alterra Holdings in May 2010. From December 2003 until April 2005, Mr. Newhouse was the President of Morgan Stanley & Co. Incorporated, and from December 2003 until April 2005, he was the Chairman of Morgan Stanley International Inc., the holding company for all of Morgan Stanley’s non-North American subsidiaries. He joined Morgan Stanley in 1979, became a Managing Director in 1988 and Vice Chairman in 1997. From 2000 until December 2003, he was also Co-President and Chief Operating Officer of Morgan Stanley’s Institutional Securities and Investment Banking Group, which includes the global institutional equities, institutional fixed income and investment banking operations of Morgan Stanley. He was appointed to the management committee of Morgan Stanley in 1998. From 1975 to 1979, he worked in the investment banking division of the First Boston Corporation. He is a director of JSFC Sistema, a diversified Russian consumer services company, and is on the Advisory Board of CM Capital Corporation, a private investment management company. Mr. Newhouse holds a BA from Yale University and an MBA from the Harvard University Graduate School of Business Administration.

Mr. Newhouse has over thirty years of investment banking and capital markets experience. In addition, he has extensive management experience and knowledge of the insurance industry, which makes him a valuable asset to our board of directors.

Andrew H. Rush, 52 has been a director of Alterra Capital since May 2010 and served as a director of Harbor Point from its inception in December 2005 until its amalgamation with Alterra Holdings in May 2010. Since November 2004, he has been a Senior Managing Director of Diamond Castle Holdings, LLC, a private equity firm. He joined DLJ Merchant Banking Partners in 1989 and became a Managing Director of the firm in 1997. Prior to joining DLJ, he was a corporate attorney. He is a director of Checksmart Financial Company and Adhesion Holdings, Inc. and has served as a director of Accelent Holding Corp., AXIS Capital Holdings Limited, Doane Pet Care Enterprises, Inc., Nextel Partners, Inc., Groupe Neuf Telecom, Triax Communications, Inc., 360networks Corporation and other companies. Mr. Rush holds a BA, magna cum laude, from Wesleyan University, a juris doctorate, cum laude, from the University of Pennsylvania and an MBA, Dean’s List with Distinction, from The Wharton School of the University of Pennsylvania.

Mr. Rush has been a private equity investor for 20 years and has invested in the reinsurance industry for almost 10 years. He has served on several public company boards of directors. His knowledge and experience in the insurance industry provides a clear benefit to our board of directors.

DIRECTORS OF ALTERRA CAPITAL WHOSE TERMS WILL EXPIRE IN 2012:

W. Marston Becker, 57, has been Chief Executive Officer of Alterra Capital since October 2006 and a director of Alterra Capital since April 2004. Mr. Becker also holds various other positions with several of our subsidiaries. From 2002 until 2008, Mr. Becker was Chairman and Chief Executive Officer of the run-off for LaSalle Re Holdings Limited, a Bermuda reinsurance company. From 2002 to 2005, Mr. Becker led the restructuring and wind-down of Trenwick Group, Ltd., a Bermuda insurance company, as its Chairman and Chief Executive Officer. From 1996 to 1999,

Mr. Becker was Chairman and Chief Executive Officer of Orion Capital Corporation until its sale in 1999 to Royal & SunAlliance, where he then served as Vice Chairman and a director of Royal & SunAlliance USA until 2000. Mr. Becker was President and Chief Executive Officer of an Orion Capital subsidiary from 1994 to 1996. From 2001 to 2004, Mr. Becker was non-executive Chairman of Hales & Company, a boutique insurance industry investment bank and private equity investor. Mr. Becker is Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. He is a director of Brickstreet Mutual Insurance Company and Selective Insurance Group, Inc. (Nasdaq: SIGI). Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia. Mr. Becker holds both a BS and juris doctorate from the West Virginia University.

Since becoming Alterra Capital’s Chief Executive Officer in 2006, following a two-year term as an independent director, Mr. Becker has directed Alterra Capital’s acquisition, integration and development of several platforms. His many years of experience in the industry combined with his intimate knowledge of all aspects of Alterra Capital’s business and history makes him well suited to serve on the board of directors and as the Chief Executive Officer.

John R. Berger, 57, has been Vice Chairman of the board of directors and Chief Executive Officer of Reinsurance of Alterra Capital since May 2010. He served as the Chief Executive Officer and President of Harbor Point from its inception in December 2005 until its amalgamation with Alterra Holdings in May 2010. Mr. Berger also holds various other positions with several of our subsidiaries. From August 1998 to December 2005, he was the Chief Executive Officer and President of Chubb Re, a subsidiary of The Chubb Corporation, which we refer to as Chubb. From November 1983 to August 1998, he held various positions at F&G Re, a subsidiary of USF&G Corporation, including Chief Executive Officer and President. Following the acquisition of USF&G by The St. Paul Companies in April 1998 until August 1998, he was President of the North American Treaty operation of St. Paul Re and President of F&G Re. Prior to 1983, he was an underwriter at General Re and Prudential Reinsurance and was a professional basketball player/coach in Sion, Switzerland. Mr. Berger is a member of the board of directors of the Reinsurance Association of America. Mr. Berger holds an AB from Princeton University, an MBA from Rutgers University and is a Chartered Property Casualty Underwriter.

Mr. Berger has extensive knowledge of the reinsurance and insurance industries and significant senior management experience, which makes him an asset to our board of directors.

James D. Carey, 43, has been a director of Alterra Capital since May 2010 and served as a director of Harbor Point from March 2010 until its amalgamation with Alterra Holdings in May 2010. Since 2005, he has served as a senior principal of Stone Point Capital LLC, a private equity firm that makes investments in the financial services industry. Prior to the formation of Stone Point in 2005, he was a principal of MMC Capital, Inc., the predecessor entity to Stone Point. Mr. Carey has an undergraduate degree from Boston College, a juris doctorate from Boston University and an MBA from Duke University’s Fuqua School of Business.

Mr. Carey has worked in the private equity business for the last 13 years. He has served on many different boards of directors, including Asset Allocation & Management Company, Cunningham Lindsey Group Limited, Lane McVicker, LLC, Lockton International Holdings Limited and Privilege Underwriters, Inc. He has extensive background and expertise in the insurance and financial services industry, which makes him an asset to our board of directors.

Michael O’Reilly, 66, has been the Chairman of the board of directors of Alterra Capital since May 2010. He served as the Chairman of the board of directors of Harbor Point from March 2010 until its amalgamation with Alterra Holdings in May 2010, and was the Deputy Chairman of the board of directors of Harbor Point from its inception in December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of Chubb and from October 2002 to November 2008, he was Chief Financial Officer of Chubb. Mr. O’Reilly joined Chubb in 1969 as a securities analyst in the investment department where he held various positions until he assumed the position of Chief Investment Officer in 1986. Mr. O’Reilly was elected as a director of Harbor Point by Chubb in accordance with Harbor Point’s bye-laws. Mr. O’Reilly holds a BS from New York University and an MBA from Pace University.

Mr. O’Reilly’s experience as Chief Financial Officer of Chubb, one of the largest property and casualty insurance companies in the world, and his extensive knowledge of the insurance business makes him a significant contributor to our board of directors.

Mario P. Torsiello, 54, has served as a director of Alterra Capital since March 2000 and was a director of Alterra Insurance from March 2000 to May 2007. Since November 2001, Mr. Torsiello has been President and Chief Executive Officer of Torsiello Capital Advisors Inc. and Torsiello Securities, Inc. (and their predecessor companies), advisory and investment banking firms specializing in insurance, asset management and other financial services. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co. Inc.). From December 1999 to September 2000, Mr. Torsiello served as President and a director of INDC Group Inc., a California-based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker at Salomon Smith Barney Inc., having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Mr. Torsiello also served as a member of the firm’s Capital Commitments Committee from 1995 to 1999. Prior to joining Salomon Smith Barney Inc., Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of the Fordham College of Business Administration, a member of the Executive Committee of the President’s Council of Fordham University and a member of the Board of Trustees of the New York School for the Deaf. Mr. Torsiello is a registered securities principal with the Financial Industry Regulatory Authority and the SEC, and is licensed as a certified public accountant in the State of New York. Mr. Torsiello holds a BS from Fordham University.

As a seasoned financial leader with extensive investment banking experience in the insurance industry and an accounting background, Mr. Torsiello adds significant value to the operations of our board of directors and is well suited to his role as a director and Chairman of the Audit and Risk Management Committee.

James L. Zech, 52, has served as a director of Alterra Capital since December 1999 and was a director of Alterra Insurance from December 1999 to May 2007. He has been the President of High Ridge Capital, L.L.C. since its formation in 1995. In January 2009, Mr. Zech was appointed President and Chief Executive Officer of Kinloch Holdings, Inc., a privately held brokerage holding company. From 2005 through 2009, Mr. Zech was a partner in Northaven Management, Inc., a private investment firm focused on the financial services industry and from 1992 to 1995, he was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of S.G. Warburg & Co, Inc.’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation. He holds a BS from the University of Pennsylvania and a juris doctorate from the New York University School of Law.

Mr. Zech brings a wealth of management and financial experience to our board of directors. As one of the longest serving board members of Alterra Capital, his knowledge of our Company’s history and professional standing in the investment community position him well to serve on our board of directors.

Executive Officers Who Are Not Directors

Set forth below is biographical information concerning each executive officer who is not a director.

Andrew Cook, 47, has been with the Company since May 2010 and has served as Executive Vice-President Global Business Development since then. He served as Chief Financial Officer of Harbor Point from September 2006 until its amalgamation with Alterra Holdings in May 2010. Mr. Cook also holds various other positions with several of our subsidiaries. From November 2001 to April 2006, he was the Chief Financial Officer of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company. From January 2001 until November 2001, he served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited. From 1999 to

2000, he worked as an independent consultant assisting clients in raising private equity capital. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited.

Peter A. Minton, 51, has been with the Company since 2000 and has served as Executive Vice President and Chief Operating Officer since October 2006. Mr. Minton served as a director of Alterra Capital from July 2004 until May 2010. Mr. Minton also holds various other positions with several of our subsidiaries. Mr. Minton has been a director of Grand Central Re Limited, which we refer to as Grand Central Re, since 2006. From 1999 to 2000, Mr. Minton was Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton was a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton was Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton was a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Adam C. Mullan, 44, has been with the Company since 2000 and has served as Chief Executive Officer of Alterra at Lloyd’s since October 2009. Mr. Mullan also holds various other positions with several of our subsidiaries. From 1997 to 2000, Mr. Mullan was Director/Underwriting Manager of ACE European Markets Insurance Limited and ACE European Reinsurance Limited. Between 1992 and 1997, he served as Vice President of Marsh & McLennan Inc., and from 1987 to 1992 he was an Associate Director at Carpenter Bowring (London).

Carol S. Rivers, 46, has been with the Company since May 2010 and has served as General Counsel and Secretary since then. She served as the General Counsel of Harbor Point from May 2006 and was appointed Secretary in June 2006. She is also the General Counsel and Secretary of our subsidiary, Alterra Re. From August 2003 until March 2006, she was the General Counsel and Secretary of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company listed on the NYSE, and of its Bermuda-based insurance company, AXIS Specialty Limited. From 1993 to 2003, she was an attorney at Mayer Brown LLP, an international law firm based in Chicago, where she specialized in corporate securities matters and mergers and acquisitions. From 1987 to 1993, Ms. Rivers was an attorney at Kirkland & Ellis LLP, an international law firm based in Chicago, where she specialized in corporate securities matters and private equity transactions.

Joseph W. Roberts, 39, has been with the Company since 2002 and has served Executive Vice President and Chief Financial Officer of Alterra Capital since April 2007. Mr. Roberts also holds various other positions with several of our subsidiaries. Mr. Roberts was appointed President of Grand Central Re in April 2007. From 2001 until 2002, Mr. Roberts was a Vice President for Overseas Partners Re Ltd. From 1994 to 2001, Mr. Roberts worked with KPMG, most recently as a senior manager, where he specialized in providing assurance-based services to the financial services sector. From 1987 to 1994, Mr. Roberts worked in public accounting in London, primarily with Moore Stephens. He holds a Fellowship at the Institute of Chartered Accountants in England and Wales.

Susan Spivak Bernstein, 43, has been with the Company since January 2009 and has served as Senior Vice President for Investor Relations since then. Ms. Spivak Bernstein previously held the position of Senior Equity Research Analyst at Wachovia Securities, a company she joined in 2002. Before joining Wachovia, Ms. Spivak Bernstein was Senior Non-life Insurance Equities Research Analyst with ABN AMRO. She previously served as Vice President, Equities Research Analyst with Donaldson, Lufkin & Jenrette and as Equities Research Associate with First Boston Corporation. Ms. Spivak Bernstein has been providing Bermuda insurance market research to investors since the early 1990s and has over twenty years of experience covering property and casualty insurance and reinsurance companies working as a sell-side equity research analyst. Ms. Spivak Bernstein is an officer and past President of the Association of Insurance and Financial Analysts.

Stephen J. Vaccaro, Jr., 61, has been with the Company since 2006 and has served as Chief Executive Officer and a director of Alterra Specialty since April 2007. Mr. Vaccaro also holds various other positions with several of our subsidiaries. From June 2004 through March 2006, Mr. Vaccaro was President of the Specialty Underwriting Division of American Wholesale Insurance

Group, where he was responsible for program operations and underwriting facilities. From 1995 to 2004, Mr. Vaccaro was President and Chief Operating Officer of the Essex Insurance Company, a subsidiary of the Markel Corporation, an international property and casualty holding company. Mr. Vaccaro started his career in 1970 in New York with Chubb and Son and has held various management positions over the years with AIG, Home Insurance Company and Industrial Indemnity Insurance.

Kevin C. Werle, 47, has been with the Company since August 2008 and has served as Chief Risk Officer since then and Co-Chairman of the Asset/Liability—ERM Committee since May 2010. He has served as a director of ACS USA since November 2009. From 1998 until he joined our Company, Mr. Werle was Vice President responsible for risk management, information technology, and quantitative research for New England Asset Management, Inc. (NEAM), a unit of Berkshire Hathaway’s General Reinsurance Corporation. Before joining the Berkshire Hathaway organization in 1998, Mr. Werle was Managing Director and Chief Operating Officer of Hartford Investment Management Company (HIMCO) and its affiliate, Hartford Investor Services, Inc. (HIS). He previously served as Vice President and Director, Investment Systems, at Hartford Financial Services Group; as a Senior Manager, Financial Services, at Andersen Consulting and, early in his career, as a Systems Analyst/Programmer at CIGNA Investments. Mr. Werle is a Chartered Financial Analyst.

Composition, Meetings and Committees of the Board of Directors

Our board of directors currently has 14 members, twelve of whom the board of directors has affirmatively determined, by resolution of the board of directors as a whole, are not officers or employees of Alterra Capital or its subsidiaries or individuals having a relationship that, in our board of directors’ opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and are therefore considered “independent” in accordance with Nasdaq Global Select Market listing standards. The directors that our board of directors has determined to be independent in accordance with the foregoing standards are Ms. Hartzband and Messrs. Carey, Cheesbrough, Connell, Forrester, King, MacNaughton, Newhouse, O’Reilly, Rush, Torsiello and Zech. The position of Chairman is held by Mr. O’Reilly, an independent director. Mr. Becker serves as our Chief Executive Officer.

Our board of directors is substantially composed of independent directors in that only two of our directors and nominees are considered not independent. Further, at each regularly scheduled board meeting, the independent directors conduct an executive session without management and management directors. In addition, our key committees are composed solely of independent directors, namely the (i) Compensation Committee, (ii) Audit and Risk Management Committee, which we refer to as the ARMC, and (iii) Nominating and Corporate Governance Committee. These directors have diligently exercised their fiduciary duties in monitoring the operations of the Company.

The board of directors has established six committees, consisting of the ARMC; Compensation Committee; Executive Committee; Finance and Investment Committee; Nominating and Corporate Governance Committee; and Underwriting/Risk Management Committee. The board of directors has adopted a charter for each of its committees, each of which is posted on our website at www.alterracap.com. The current members of the committees are identified in the table below:

Director	Audit and Risk Management Committee	Compensation Committee	Executive Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee	Underwriting/ Risk Management Committee
W. Marston Becker			X	X
John R. Berger						X (Chairman)
James D. Carey		X	X			X
Gordon F. Cheesbrough			X	X	X
K. Bruce Connell	X					X
W. Thomas Forrester	X
Meryl D. Hartzband					X
Willis T. King, Jr.		X (Chairman)				X
James H. MacNaughton				X
Stephan F. Newhouse		X		X
Michael O’Reilly			X (Chairman)	X (Chairman)
Andrew H. Rush	X			X	X
Mario P. Torsiello	X (Chairman)	X
James L. Zech	X				X (Chairman)

Meetings

The board of directors and its committees held the following number of meetings during the fiscal year ended December 31, 2009:

Board of Directors	9
Audit and Risk Management Committee	4
Compensation Committee	6
Executive Committee	0
Finance and Investment Committee	5
Nominating and Corporate Governance Committee	3
Underwriting/Risk Management Committee (established in 2010)	N/A

Each of our directors then in office attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of the board of directors and any committee on which he served. It is our policy that directors are expected to attend the annual general meeting of shareholders in the absence of a scheduling conflict or other valid reason. All but two of our directors then in office (including one director who was not standing for re-election at the meeting) attended in person the 2009 annual general meeting of shareholders held on November 2, 2009.

Audit and Risk Management Committee

Each of the directors comprising the ARMC has been determined by the board of directors to be independent in accordance with Nasdaq Global Select Market listing standards and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The ARMC is governed by a written charter approved by our board of directors. The primary purpose of the ARMC is to assist the board of directors in (i) overseeing the integrity of our financial statements, (ii) overseeing our system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by us, (iii) overseeing the independent auditor’s qualifications, independence and performance, (iv) overseeing the performance of our internal audit function and independent auditors, (v) overseeing our compliance with legal and regulatory requirements and (vi) performing such other duties as our board of directors may from time to time delegate to it. The ARMC also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Mr. Torsiello has been designated as our “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

Each of the directors comprising our Compensation Committee has been determined by the board of directors to be independent in accordance with Nasdaq Global Select Market listing standards. Our Compensation Committee (i) discharges, as delegated by our board of directors, the board of directors’ responsibilities relevant to compensation of our Chief Executive Officer, (ii) reviews, approves and determines non-Chief Executive Officer remuneration, including compensation, incentive-compensation and equity-based compensation, (iii) produces a committee report on executive compensation and reviews the disclosures in the Compensation Discussion and Analysis as required by the SEC to be included in this Proxy Statement, (iv) administers our equity based compensation plans and (v) performs such other functions as the board of directors may from time to time assign to it. Our Compensation Committee may delegate these responsibilities to subcommittees comprised of one or more members of the Compensation Committee, our board of directors, members of management, employees or other service providers if the Compensation Committee determines such delegation would be in the best interest of the Company and permissible under applicable listing standards.

Under the Alterra Capital Holdings Limited 2008 Stock Incentive Plan, which we refer to as our 2008 Incentive Plan, our Compensation Committee has the authority to grant Awards (as defined in our 2008 Incentive Plan to include incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, stock bonus awards and performance compensation awards) to eligible participants. Our 2008 Incentive Plan was approved by our shareholders at the May 2008 annual general meeting. The 2008 Incentive Plan replaces the Alterra Capital Holdings Limited 2000 Incentive Plan, which we refer to as the 2000 Incentive Plan, which, together with our 2008 Incentive Plan, we refer to as our Incentive Plans. Unused shares under the 2000 Incentive Plan are used only to meet the Company’s obligations incurred pursuant to the 2000 Incentive Plan prior to the effectiveness of our 2008 Incentive Plan.

In connection with the amalgamation on May 12, 2010, we assumed the Harbor Point Limited Amended and Restated 2006 Equity Incentive Plan, which was renamed the Alterra Capital Holdings Limited 2006 Equity Incentive Plan and which we refer to as the 2006 Incentive Plan. Outstanding shares and awards under the 2006 Incentive plan were adjusted in accordance with the terms of the amalgamation agreement. Our Compensation Committee has the authority to grant awards (as defined under the 2006 Incentive Plan to include incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock awards) to eligible participants, which include our affiliate’s employees, directors and consultants. Awards may not be granted under the 2006 Incentive Plan to individuals who were employed by Max Capital Group Ltd. or its subsidiaries prior to the consummation of the amalgamation.

Our Compensation Committee also reviews and approves contractual employment and compensation arrangements with executive officers and other members of senior management and oversees the administration of our employee benefits and benefit plans.

Executive Committee

During the intervals between meetings of our board of directors, the Executive Committee may exercise the powers of the board of directors to act upon any matters that, in the opinion of the Chairman of our board of directors, should not be postponed until the next scheduled meeting of the board of directors. The Executive Committee is precluded from acting on matters that are (i) deemed impermissible for the Executive Committee to act upon by our memorandum of association and bye-laws, applicable law, regulation or stock exchange rules or (ii) properly reserved to the board of directors or to another committee of the board of directors. Actions or meetings by our Executive Committee have been limited due to the frequency of our board of directors’ meetings and the delegation of certain board responsibilities to other committees of our board of directors.

Finance and Investment Committee

The Finance and Investment Committee oversees our board of directors’ responsibilities relating to our financial affairs and makes recommendations to the board of directors in connection with our investment guidelines, investment asset allocations and financing activities. As part of this function, the Finance and Investment Committee also reviews and makes recommendations regarding our dividend policy, share repurchase program, capital expenditure budgets, corporate acquisitions, divestitures and joint ventures.

Nominating and Corporate Governance Committee

Each of the directors comprising our Nominating and Corporate Governance Committee has been determined by our board of directors to be independent in accordance with Nasdaq Global Select Market listing standards. The Nominating and Corporate Governance Committee (i) identifies individuals qualified to become members of the board of directors, (ii) recommends to the board of directors individuals to serve as directors and on committees of the board of directors, (iii) advises the board of directors with respect to board composition, procedures and committees, (iv) evaluates and makes recommendations to the board of directors with respect to the compensation of directors, (v) develops and recommends to the board of directors a set of corporate governance principles for us, (vi) oversees the evaluation of the board of directors, (vii) develops succession planning for our executive officers and (viii) has such other powers and performs such other duties as our board of directors may from time to time delegate to it.

The Nominating and Corporate Governance Committee’s goal is to recommend individuals that have high ethical standards combined with the experience and expertise that, when added to the experience and expertise of the other members of our board of directors, will result in the board of directors as a whole having experience and expertise in the various areas within which our board of directors is called to operate. Candidates for director are selected based upon various criteria, including their knowledge, experience, skills, expertise and diversity of such characteristics so as to enhance the ability of our board of directors to manage and direct our affairs including, when applicable, to enhance the ability of committees of our board of directors to fulfill their respective duties and/or to satisfy the independence requirements imposed by law, regulation or NASDAQ standards. The Nominating and Corporate Governance Committee and our board of directors review these factors in considering candidates for board of directors’ membership.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. There is no difference between the manner in which a director nominee is evaluated based on whether such nominee is recommended by the Nominating and Corporate Governance Committee or by a shareholder. Any shareholder wishing to nominate a candidate for director at a shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for Annual General Meeting of Shareholders in 2011” and furnish certain information about the proposed nominee. Candidates must have a minimum of 10 years of executive level experience, but otherwise there are no minimum requirements for nominees. The shareholder submission should be addressed to the Secretary of Alterra Capital at Alterra House, 2 Front Street Hamilton HM 11, Bermuda. There have been no modifications to the procedure by which security holders may recommend nominees since we last provided this disclosure.

Underwriting/Risk Management Committee

Our Underwriting/Risk Management Committee was established in May 2010 and advises our board of directors and management concerning the establishment and review of our underwriting policies and guidelines, oversees the underwriting process and procedures, monitors underwriting performance and oversees underwriting risk management exposure.

Additional Committee Members

Additional committee members may be added from time to time. The composition of any or all committees may change, subject to the results of elections of directors at shareholders’ meetings or for other reasons. Additionally, we may from time to time form other committees as circumstances warrant. Such committees will have the authorities and responsibilities as delegated by our board of directors.

Shareholder Communications

We have adopted a formal process by which shareholders may communicate directly to directors, in which any communication sent to a director or directors in care of the Secretary of Alterra Capital at Alterra House, 2 Front Street Hamilton HM 11, Bermuda is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a shareholder, and all shareholder communications that are received by the Secretary of Alterra Capital for the attention of a director or directors are forwarded to the director or directors, with a copy to the chairman of the ARMC.

Board Leadership Structure and Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for our board of directors meetings and presides over meetings of our full board of directors. Our Chief Executive Officer serves on our board of directors, which we believe helps Mr. Becker serve as a bridge between management and our board of directors, ensuring that both groups act with a common purpose. We believe that the Mr. Becker’s presence on our board of directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by our board of directors.

Although our board of directors has ultimate responsibility with respect to risk management oversight, primary responsibility for oversight of certain areas has been delegated to the ARMC. Our ARMC is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) financial reporting, (iii) compliance with legal and regulatory requirements, (iv) financial exposures and (v) performance of our internal audit functions and independent auditors. Our ARMC considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. In addition, each of our board committees considers the risks within its area of responsibilities. For example, our Compensation Committee considers risks that may be implicated by our executive compensation programs.

Change in Control

On March 3, 2010, Alterra Capital (formerly Max Capital Group Ltd.), Alterra Holdings and Harbor Point entered into an Amalgamation Agreement pursuant to which Alterra Holdings amalgamated with Harbor Point, effective May 12, 2010. Under the terms of the Amalgamation Agreement, holders of Harbor Point common shares each received a fixed exchange ratio of 3.7769 common shares of Alterra Capital for each Harbor Point common share. Alterra Capital issued 62,479,273 shares to former holders of Harbor Point Class A voting common shares pursuant to Alterra Capital’s obligations under the Amalgamation Agreement. Following the close of the amalgamation on May 12, 2010, the former holders of Harbor Point common shares owned approximately 52% of Alterra Capital’s outstanding common shares.

Security Ownership of Certain Beneficial Owners, Officers and Directors

The following table sets forth information as of June 15, 2010, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by (i) each person known by us to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of our outstanding common shares, (ii) each director and nominee for director, (iii) each named executive officer (as defined below under “Compensation Discussion and Analysis”) and (iv) all executive officers, directors and director nominees as a group. As of June 15, 2010, there were 119,677,612 common shares issued and outstanding. For purposes of the following table and the footnotes thereto, the term “currently exercisable” means exercisable as of June 15, 2010 or within 60 days following such date but are not deemed to be outstanding for purposes of calculating the percentage of ownership of any other beneficial owner.

Name and Address of Beneficial Owner(1)	Number of Common Shares		Percent of Class(2)
The Trident Funds	12,689,522	(3)	10.2%
c/o Stone Point Capital LLC 20 Horseneck Lane Greenwich CT 06853
The Chubb Corporation (“Chubb”)	11,777,648	(4)	9.5%
15 Mountain View Road Warren, NJ 07059
Louis Moore Bacon	7,853,745	(5)	6.5%
Moore Holdings, L.L.C. (“Moore Holdings”) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020
Entities affiliated with Moore Capital Management, L.L.C.	2,708,320	(6)	2.3%
(other than Moore Holdings, L.L.C.) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020
JPMP Capital Corp. (“JPMP”) and related entities	8,498,050	(7)	7.1%
270 Park Avenue New York, NY 10017
W. Marston Becker	404,380	(8)	*
John R. Berger	544,423	(9)	*
Angelo M. Guagliano	377,685	(10)	*
Peter A. Minton	468,217	(11)	*
Joseph W. Roberts	61,945	(12)	*
Adam Mullan	18,503	(13)	*
James D. Carey	12,689,522	(14)	10.2%
Gordon F. Cheesbrough	4,000	(15)	*
K. Bruce Connell	6,000	(16)	*
W. Thomas Forrester	0		*
Meryl D. Hartzband	12,689,522	(17)	10.2%
Willis T. King, Jr.	64,000	(18)	*
James H. MacNaughton	0	(19)	*
Stephan F. Newhouse	117,920	(20)	*
Michael O’ Reilly	0		*
Andrew Rush	3,776,899	(21)	3.2%
Mario P. Torsiello	22,000	(22)	*
James L. Zech	367,647	(23)	*
All directors, nominees, and executive officers, as a group (22 persons)	18,888,984	(24)	15.4%

*	Less than 1%

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Alterra Capital Holdings Limited, Alterra House, 2 Front Street, Hamilton HM 11, Bermuda.

(2)

Computed on the basis of (i) 119,677,612 shares outstanding as of June 15, 2010, plus (ii) options exercisable within 60 days thereafter and (iii) warrants exercisable within 60 days thereafter. Our bye-laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in our bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of our capital stock unless otherwise waived at the discretion of the board of directors.

(3)

Consists of (i) 201,131 common shares held of record or beneficially by Trident III Professionals Fund, L.P. (“Trident III PF”), (ii) warrants to acquire 100,022 common shares held by Trident III PF, (iii) 8,264,544 common shares held of record or beneficially by Trident III, L.P. (“Trident III”) and (iv) warrants to acquire 4,123,825 common shares held by Trident III. Stone Point GP Ltd. (“SP GP”) is the sole general partner of Trident III PF. Trident Capital III, L.P. (“Trident Cap III”) is the sole general partner of Trident III. Stone Point Capital LLC (“SP LLC”) is the manager of Trident III PF and Trident III.

(4)	Includes warrants to acquire 4,223,847 common shares.

(5)

Includes warrants to acquire 642,385 common shares beneficially owned by Moore Holdings that are currently exercisable. Does not include (i) 1,666,667 common shares beneficially owned by Moore Global Investments, Ltd., which we refer to as MGI, (ii) 666,667 common shares beneficially owned by Remington Investment Strategies, L.P., which we refer to as Remington or (iii) 374,986 common shares beneficially owned by Kendall Family Investments, LLC, which we refer to as Kendall. Does not include 237,333 common shares owned by family members of Mr. Louis Bacon including 202,000 common shares owned by Mr. Zack Bacon, his brother and one of our former directors. Mr. Louis Bacon, as the controlling member of Moore Holdings, may be deemed to beneficially own the common shares and warrants to acquire common shares beneficially owned by Moore Holdings.

(6)

Consists of (i) 1,666,667 common shares held of record or beneficially by MGI, (ii) 666,667 common shares held of record or beneficially by Remington and (iii) 374,986 common shares held of record by Kendall. Moore Capital exercises voting and investment power with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C. is the sole general partner of Remington. Kendall is the managing member of Moore Holdings. Mr. Louis Bacon is the (i) majority shareholder of Moore Capital, (ii) majority equity holder of Moore Capital Advisors, L.L.C. and (iii) majority equity holder of Kendall. As a result, Mr. Louis Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by MGI, Remington and Kendall. Does not include 7,211,360 common shares or warrants to acquire 642,385 common shares beneficially owned by Moore Holdings as described in footnote 5.

(7)

Consists of (i) 4,259,704 common shares held of record or beneficially by J.P. Morgan Partners (BHCA), L.P., (ii) 57,329 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Cayman) II, L.P., (iii) 617,957 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Cayman) III, L.P., (iv) 415,258 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Cayman) IV, L.P., (v) 512,646 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Cayman), L.P., (vi) 201,675 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P., (vii) 144,054 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Cayman/Selldown) IV, L.P., (viii) 116,222 common shares held of record or beneficially by J.P. Morgan Partners Global Investors A, L.P., (ix) 28,576 common shares held of record or beneficially by J.P. Morgan Partners Global Investors, L.P., (x) 1,200,374 common shares held of record or beneficially by J.P. Morgan Partners Global Investors (Selldown) II-A, L.P. and (xi) 944,255 common shares held of record or beneficially by Bear Growth Capital Partners, L.P. (“Bear Growth”). JPMP, a wholly owned subsidiary of JPMorgan Chase & Co., is the indirect general partner of each of the foregoing entities other than Bear Growth. (JPMP Master Fund Manger, L.P. is the direct general partner of J.P. Morgan Partners (BHCA), L.P. and JPMP Global Investors, L.P. is the direct general partner of all other such entities) and exercises voting and dispositive power with respect to all such entities. BGCP GP, LLC, an indirect wholly owned subsidiary of JPMorgan

Chase & Co., is the general partner of Bear Growth. Voting and disposition decision at JPMP Capital Corp. and BGCP, LLC are made by three or more of its officers, and therefore, no individual officer at JPMP Capital Corp, or BGCP GP, LLC is the beneficial owner of the securities.

(8)

Includes (i) 2,000 common shares owned by the Becker Family Limited Partnership, of which Mr. Becker is a controlling partner, (ii) 280,834 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable and (ii) 354 common shares under our Employee Stock Purchase Plan, which we refer to as the ESPP, that remain subject to transfer restrictions. Does not include 231,575 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions.

(9)

Includes (i) 321,036 common shares issuable upon the exercise of options that are currently exercisable and (ii) warrants to acquire 72,311 common shares that are currently exercisable. Does not include (i) 355,860 restricted common shares that remain subject to vesting and (ii) 80,259 common shares issuable upon the exercise of options that are currently unexercisable.

(10)	Includes 50,565 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable.

(11)

Includes (i) warrants to acquire 46,652 common shares that are currently exercisable and (ii) 110,000 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable. Does not include 114,535 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions.

(12)

Includes 12,090 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable. Does not include 85,982 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions.

(13)	Does not include 56,888 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions.

(14)

Consists of (i) 201,131 common shares held of record or beneficially by Trident III PF, (ii) warrants to acquire 100,022 common shares held by Trident III PF, (iii) 8,264,544 common shares held of record or beneficially by Trident III and (iv) warrants to acquire 4,123,825 common shares held by Trident III. Stone Point GP Ltd. is the sole general partner of Trident III PF. Trident Capital III, L.P. is the sole general partner of Trident III. Stone Point Capital LLC is the manager of Trident III PF and Trident III. Mr. Carey is a member and a senior principal of SP LLC, a member and a director of SP GP, and a member of the investment committee and the owner of one of the five general partners of Trident Cap III. Mr. Carey disclaims beneficial ownership of the common shares held of record or beneficially by Trident III PF or Trident III, except to the extent of any pecuniary interest therein.

(15)

Includes 2,000 common shares held by PSV Investments Ltd., an entity controlled by Mr. Cheesbrough. Does not include (i) 4,000 restricted common shares issued under our Incentive Plans that remain subject to vesting restrictions and (ii) 4,000 restricted share units issued under our Incentive Plans that remains subject to vesting restrictions.

(16)	Includes 4,000 shares owned by Mr. Connell’s wife. Does not include 8,000 restricted common shares issued under our Incentive Plans that remain subject to vesting restrictions.

(17)

Consists of (i) 201,131 common shares held of record or beneficially by Trident III PF, (ii) warrants to acquire 100,022 common shares held by Trident III PF, (iii) 8,264,544 common shares held of record or beneficially by Trident III and (iv) warrants to acquire 4,123,825 common shares held by Trident III. Stone Point GP Ltd. is the sole general partner of Trident III PF. Trident Capital III, L.P. is the sole general partner of Trident III. Stone Point Capital LLC is the manager of Trident III PF and Trident III. Ms. Hartzband is a member and a chief investment officer of SP LLC, a member and a director of SP GP, and a member of the investment committee and the owner of one of the five general partners of Trident Cap III. Ms. Hartzband disclaims beneficial ownership of the common shares held of record or beneficially by Trident III PF or Trident III, except to the extent of any pecuniary interest therein.

(18)

Includes 2,000 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable. Does not include 8,000 restricted common shares issued under our Incentive Plans that remain subject to vesting restrictions.

(19)	Does not include 8,000 restricted common shares issued under our Incentive Plans that remain subject to vesting restrictions.

(20)	Includes warrants to acquire 42,382 common shares that are currently exercisable.

(21)

Consists of (i) 39,929 common shares held of record or beneficially by Deal Leaders Offshore Fund, L.P. and (ii) 3,736,970 common shares held of record or beneficially by Diamond Castle Partners IV Offshore Fund, L.P. DCP IV GP Offshore Fund, L.P. is a general partner of Deal Leaders Offshore Fund, L.P. and Diamond Castle Partners IV Offshore Fund, L.P. DCP IV GP-GP Offshore Fund, Inc. is a general partner of DCP IV GP Offshore Fund, L.P., and Mr. Rush is a director of DCP IV GP-GP Offshore Fund, Inc. Mr. Rush disclaims beneficial ownership of the common shares held of record or beneficially by Deal Leaders Offshore Fund, L.P. and Diamond Castle Partners IV Offshore Fund, L.P., except to the extent of any pecuniary interest therein.

(22)

Includes 8,000 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable. Does not include 8,000 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions.

(23)

Includes (i) 18,000 common shares issuable upon the exercise of options issued under our Incentive Plans that are currently exercisable and (ii) 188,538 shares held in trust for the benefit of family members. Does not include 8,000 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions.

(24)

Includes (i) warrants that are currently exercisable to acquire 4,407,788 common shares, (ii) options to acquire 894,352 common shares that are currently exercisable and (iii) 1,251 common shares issued under our ESPP that remain subject to transfer restrictions. Does not include (A) options to acquire 491,078 common shares that are not currently exercisable, (B) 1,248,473 restricted common shares issued under our Incentive Plans that remain subject to vesting provisions, (C) 4,000 restricted stock units issued under our Incentive Plans that remain subject to vesting provisions, (D) holdings by Mr. Guagliano who is a named executive officer but retired from the Company effective May 31, 2010 and (E) holdings by Ms. Hartzband pursuant to Instruction 5 of Item 403 of Regulation S-K.

Certain Relationships and Related Transactions

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

In February 2008, the ARMC adopted a written policy, which was approved by our board of directors and replaced the ARMC’s prior policy, for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our executive officers and directors or their affiliates, director nominees, 5% security holders and family members of any of the foregoing. Related party transactions covered by this policy are reviewed by the ARMC to determine whether the transaction is in the best interests of our Company and our shareholders. Subsequent to the adoption of the policy above, we have followed this policy regarding all reportable related party transactions.

Described below are transactions we have entered into with parties that are related to us. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

Transactions and Relationships with Directors and their Affiliates

Mr. Zack Bacon was a director of Alterra Capital from July 1999 to November 2009 and a member of the Executive Committee and the Finance and Investment Committee of our board of directors, which is responsible for, among other things, making recommendations to our board of directors regarding the selection of investment managers and custodians for our investable assets.

Alstra Capital Management, LLC, an affiliate of Mr. Bacon, which we refer to as Alstra, served as fund of funds advisor for Alterra Diversified from April 1, 2004 through January 2009. In consideration of the reduced allocation to alternative investments, the Company determined it prudent to manage Alterra Diversified’s investments internally. Accordingly, we hired certain key personnel from Alstra and terminated the services agreement with Alstra effective January 31, 2009. The research staff hired from Alstra assists in internal management of both our traditional and alternative investment portfolios. For the year ended December 31, 2009, Alstra received $700,000 in fees as the fund of funds advisor for Alterra Diversified and a termination fee of $2.0 million upon termination of the advisor relationship.

Alterra Diversified had approximately $8.5 million invested in funds managed directly by Moore Capital or its affiliates and approximately $303.6 million invested in other funds as of December 31, 2009. Moore Capital received aggregate management and incentive fees of $2.0 million in respect of Alterra Diversified’s assets invested in underlying funds managed by Moore Capital or its affiliates for the year ended December 31, 2009.

Asset Allocation and Management Company, L.L.C., which we refer to as “AAM,” provides asset management services to the Company pursuant to an agreement originally entered into on June 26, 2003. Each of Mr. Carey and Ms. Hartzband, current board members of Alterra Capital, is a member of the investment committee of, and the owner of one of the five general partners of, the sole general partner of Trident IV L.P., a private equity fund managed by Stone Point Capital LLC. Trident IV L.P. owns a majority of the equity of AAM and Mr. Carey is the chairman of the board of directors of AAM. For the year ended December 31, 2009, the Company made payments to AAM in the amount of $0.5 million.

As an insurer and reinsurer with clients worldwide, in the ordinary course of business, we routinely enter into insurance and reinsurance transactions with entities affiliated with our directors.

Transactions with Grand Central Re

Mr. Minton, our Chief Operating Officer, became a director of Grand Central Re in 2006. Mr. Roberts, our Chief Financial Officer, became President of Grand Central Re in April 2007. Alterra Managers and Grand Central Re entered into an insurance management agreement as of May 10, 2001, for which Alterra Managers received fees of $0.8 million in the year ended December 31, 2009.

Alterra Insurance entered into a quota share retrocession agreement with Grand Central Re, effective as of January 1, 2002, that required each of Alterra Insurance and Grand Central Re to retrocede a portion of their respective gross premiums written from certain transactions to the other party in order to participate on a co-insurance basis. Effective January 1, 2004, the quota share arrangement with Grand Central Re was amended to suspend any new business. In December 2004, Grand Central Re applied to the Bermuda Monetary Authority to change its status from a Class 4 composite insurer to a Class 3 composite insurer and currently has no plans to continue business.

Shareholders’ Agreements and Registration Rights

Pursuant to a shareholders’ agreement dated as of December 22, 1999, Moore Holdings was entitled to require us to register their holdings of our common shares under the Securities Act of 1933, as amended. Moore Holdings was permitted to demand registrations subject to certain conditions set forth therein. The shareholders’ agreement also provided certain shareholder piggyback rights to include their shares in registration statements covering shares to be offered by Alterra Capital or other shareholders, subject to cutbacks as further described in the shareholders’

agreement. In connection with the amalgamation, on March 3, 2010, Alterra Capital, Moore Holdings and Moore Global Investments, Inc., which we refer to as MGI, entered into a consent, termination and release agreement with respect to this shareholders’ agreement, pursuant to which the parties agreed to, effective as of the closing of the amalgamation, (1) terminate this existing shareholders’ agreement as it pertains to their rights and obligations thereunder and (2) consent to Alterra Capital granting certain registration rights to Harbor Point shareholders.

Upon the closing of the amalgamation on May 12, 2010, Alterra Capital entered into a registration rights agreement with each of Moore Holdings, MGI, Remington Investment Strategies, L.P., which we refer to as Remington, Chubb and the Trident Funds, whereby each shareholder is entitled to require us to file a registration statement covering the offering and sale of all or any portion of its Alterra Capital shares subject to the registration rights agreement, which we refer to as the registerable securities, and use commercially reasonable efforts to effect, as expeditiously as possible, the registration of the registerable securities. Each party to the registration rights agreement holding registerable securities will have ten business days from receipt of our notice of any such demand registration to request that we register its registerable securities in such demand registration.

Under the registration rights agreement, we may avoid a demand registration if (1) the aggregate gross proceeds expected to be received from the sale of the registerable securities requested to be included in such demand registration is less than $25 million; (2) more than two demand registrations are made by each of (a) MGI, Remington and Moore Holdings and their affiliates, (b) The Trident Funds and their affiliates and (c) Chubb and its affiliates; or (3) more than one demand registration is made within any four-month period is made.

Warrant Waivers

In connection with the amalgamation, on May 12, 2010 Alterra entered into amendments and restatements of each of the warrants held by Moore Holdings, to cause the anti-dilution provisions in such warrants to be amended, to conform to the anti-dilution provisions set forth in the Harbor Point warrants. Among other things, the amended and restated warrants entitle Moore Holdings to receive, in the event of any cash dividends by us, an adjustment to the warrant exercise price and the number of shares issuable upon exercise of such warrants or, in lieu of such adjustments, cash upon exercise in an amount that Moore Holdings would have been entitled to receive had it exercised its warrants immediately prior to the record date for such cash dividend.

Because of a “most favored nations” provision in the warrants held by certain employees of Alterra (including Mr. Minton), such employees will be entitled to the same amendments as are made to the Moore Holdings amended and restated warrants. On March 3, 2010, Mr. Minton agreed to waive the right to receive an adjustment to the exercise price of his warrants following the payment by the combined company of cash dividends. Instead, pursuant to the terms of this waiver, in the event of any cash dividends by the combined company, Mr. Minton will only be entitled to cash payments at the time of exercise in the amount he would have received had he exercised his warrants immediately prior to the record date for such cash dividends.

Waiver of Equity Vesting

In connection with the amalgamation, equity awards for Messrs. Becker, Roberts, Minton, Guagliano and Mullan evidencing stock options, restricted shares or restricted share units (with the exception of those equity awards granted after December 31, 2009) would have vested on May 12, 2010. Notwithstanding this right to accelerated vesting, each of Messrs Becker, Roberts, Minton, Guagliano and Mullan agreed to waive 100% of the accelerated vesting of these equity awards, which we refer to as the affected awards. Therefore, the affected awards did not vest in connection with the amalgamation and will remain subject to their original vesting requirements, except all affected awards will become fully vested upon the applicable named executive officer’s death or termination of employment without “Cause” or due to “Disability,” or by the named executive officer for “Good Reason” (as those terms are defined in the applicable named executive officer’s employment agreement or in the applicable Incentive Plan). In the event of the named executive officer’s Retirement (as defined in the applicable Incentive Plan or the award agreement), the affected awards will continue to vest in accordance with their current terms.

Notwithstanding his entry into the vesting waiver agreement discussed above, Mr. Guagliano resigned from the Company effective May 31, 2010 pursuant to Section 6(d) of his employment agreement with Alterra Insurance Limited. As a result, all of Mr. Guagliano’s affected awards vested on that date.

Lock-Up Agreements

In connection with the Amalgamation Agreement, on March 3, 2010, Alterra Capital and Harbor Point entered into lock-up agreements with certain Alterra Capital shareholders and Harbor Point shareholders, who would be continuing directors, members of senior management and certain significant shareholders of the combined company.

Each shareholder executing a lock-up agreement agreed that for a period beginning on March 3, 2010 and ending 180 days following the May 12, 2010, the effective time of the amalgamation, such shareholder will not offer or agree to, directly or indirectly sell, transfer, assign or otherwise dispose of or enter into any derivative, hedging or other similar agreement with respect to or related to, any common shares, options or warrants owned by such person, subject to certain customary exceptions. Each such shareholder has also agreed to be bound by the non-solicitation provisions of the Amalgamation Agreement.

Indemnification Agreements

We have entered into indemnification agreements with certain former directors, our current directors and certain current and former officers, pursuant to which, among other things, we have agreed to provide contractual indemnification that supplements the indemnification contained in our bye-laws and to indemnify and provide advancement of expenses to such directors and officers in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such director or officer is or was a director or officer of the Company.

Ownership and Voting Limitations

Pursuant to Alterra Capital’s bye-laws, less than 9.5% of our common shares may be owned by any person, which we refer to as the Ownership Limitation, or voted by any U.S. shareholder, which we refer to as the Voting Limitation, unless otherwise waived by our board of directors.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our 2009 compensation program for our named executive officers, including our compensation philosophy, program structure, and the reasons for our compensation decisions. For 2009, our named executive officers were determined to be our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers for 2009 other than our Chief Executive Officer and our Chief Financial Officer:

Named Executive Officer	Position
W. Marston Becker	Chief Executive Officer
Joseph W. Roberts	Executive Vice President and Chief Financial Officer
Peter A. Minton	Executive Vice President and Chief Operating Officer
Angelo M. Guagliano	Chief Executive Officer of Alterra Insurance
Adam C. Mullan	Chief Executive Officer of Alterra at Lloyd’s

Compensation Philosophy and Objectives

To accomplish our primary strategic objective of increasing shareholder wealth over the long term, our Compensation Committee believes that:

•	we should hire above average talent and provide above average compensation for above average productivity and results. We strive to do more with fewer people;

•	our compensation program must be competitive with peer companies in our industry in order to ensure that we can attract, retain and motivate the key individuals necessary to lead our Company;

•	the most effective compensation program is one that rewards the achievement of both short-term and long-term goals and that aligns the interests of our executives with those of our shareholders;

•	short-term compensation should be comprised of a mix of base salary and an annual bonus opportunity that links pay with performance results; and

•	long-term compensation should be comprised of equity awards to ensure sustained alignment to shareholders’ interests.

These are the guiding principles on which we rely when developing compensation programs in support of our business strategy.

Role of Compensation Committee and Management in Compensation Decisions

Our Compensation Committee works closely with our Chief Executive Officer and other members of his leadership team in managing our compensation programs. Our Compensation Committee is generally responsible for reviewing and approving all compensation decisions with regard to our named executive officers, including:

•	establishing, implementing and monitoring adherence to our compensation philosophy and objectives;

•	approving all incentive program design and incentive goals;

•	approving all incentive plan pools;

•

reviewing all recommendations made with respect to discretionary compensation and approving all discretionary compensation decisions, including base salary, bonus targets, bonus payments and long-term incentive awards;

•	evaluating Company, operating segment and individual performance;

•	evaluating compensation levels in comparison to our peers; and

•	approving all equity compensation awards.

Our Chief Executive Officer and certain members of his leadership team (including Messrs. Minton and Roberts) have a role in supporting the Compensation Committee, including responsibility for:

•

providing information with respect to Company, operating segment, and individual performance to assist our Compensation Committee in its analysis and evaluation of the compensation of our named executive officers;

•	providing information with respect to compensation levels in comparison to our peers;

•	developing compensation program design recommendations in support of business strategy, including incentive program design and incentive goals;

•	developing recommendations for discretionary compensation decisions, including base salary, bonus targets, bonus payments and long-term incentive awards; and

•	executing Compensation Committee decisions and other administrative tasks delegated from the Compensation Committee.

Our Chief Executive Officer, together with our senior human resources officer, is responsible for making compensation recommendations to the Compensation Committee, including salary, bonus and long-term incentive recommendations for the named executive officers other than the Chief Executive Officer. Compensation discussions and recommendations most often occur at the regularly scheduled meetings of the Compensation Committee, but our Chief Executive Officer and senior human resources officer do from time to time hold discussions between meetings with the Chairman of our Compensation Committee. Our Compensation Committee gives considerable weight to our Chief Executive Officer’s recommendations and will frequently approve his recommendations as submitted. However, the Compensation Committee has complete authority to make decisions other than what has been recommended, and it is ultimately responsible for all compensations decisions concerning our named executive officers, including our Chief Executive Officer.

Role of Compensation Consultants

The Compensation Committee may from time to time engage an independent compensation consultant for special projects. No such consultant was hired for 2009.

Role of Peer Company Analysis

The competitiveness of our compensation is evaluated against other Bermuda and U.S. companies with which we compete, with adjustments where appropriate to reflect our offshore locations. In 2009, we relied primarily on a database provided by Equilar, Inc., which aggregates information from proxy statements and other documents filed with the SEC to analyze compensation data (including base salary, bonus compensation and equity awards). This information assisted the Compensation Committee in analyzing the compensation received by our Chief Executive Officer and other executive officers in comparison to our peer companies set forth below and other similarly situated publicly traded companies. In 2009, the peer company group identified by our Compensation Committee consisted of:

2009 Peer Companies
•	Allied World Assurance Company, Ltd.	•	Everest Re Group, Ltd.
•	Arch Capital Group Ltd.	•	Montpelier Re Holdings Ltd.
•	Aspen Insurance Holdings Limited	•	Platinum Underwriters Holdings, Ltd.
•	AXIS Capital Holdings Limited	•	Transatlantic Holdings, Inc.
•	Endurance Specialty Holdings Ltd.	•	Validus Holdings, Ltd.

These companies were selected because of their similarities to us, in the aggregate, with respect to lines of business, organizational size and operational history. In addition, we used data from the 2008 PricewaterhouseCoopers Bermuda International Business Compensation Survey, a third party compensation survey consisting of 64 companies, including insurance, reinsurance and captive insurers based in Bermuda. We used information from this survey as a secondary reference to substantiate the findings from the Equilar database with respect to our Chief Executive Officer and other executive officers. For making its compensation decisions with regard to Messrs. Becker, Roberts, Minton and Guagliano, our Compensation Committee relied exclusively on the peer data from Equilar, Inc. With respect to Mr. Mullan, his compensation was also benchmarked against data in the Watson Wyatt Survey on Lloyd’s Syndicates, which reports compensation data from insurance and reinsurance companies participating in the Lloyd’s market. We used a subset of companies from this survey representing companies (the identity of which was not provided to us) that had a similar size and scope as our Alterra at Lloyd’s subsidiary.

Based on a review of these outside sources, our Compensation Committee determined that, overall, our current compensation structure was competitive and aligned with the interests of our shareholders. For certain executive positions, however, the market review indicated that the level of our compensation was not competitive, particularly with respect to base salary. This review and the action taken by the Compensation Committee as a result are described in more detail under the Base Salary section below.

Components of Compensation Program

The principal components used to compensate our named executive officers and their primary purpose are summarized in the table below:

Compensation Component	Purpose
Base Salary	Attract and retain the executive talent we need to lead the Company
Annual Bonus	Link compensation to performance results
Long-Term Incentives	Link compensation to performance results and align the long-term interests of management with those of our shareholders
Employee Benefits	Attract and retain the executive talent we need to lead the Company

In addition to the above, based on jurisdictional practices, we may provide certain of our named executive officers with an automobile allowance, reimbursement for country club dues, housing allowance, certain tax gross-ups, special equity and performance awards, and such other employee benefit plans and programs and perquisites as we may from time to time maintain for the benefit of our employees. We have also entered into employment agreements with certain of our named executive officers in order to set forth the terms and conditions of their employment and to provide certain protections to both parties in the event of a termination of employment or a change in control. These agreements provide severance and change in control benefits to our executives. While we intend to maintain our current compensation, benefit and perquisite programs for our named executive officers, our Compensation Committee may revise, amend, or add to these benefit programs at its discretion.

More information concerning each of these components is set forth below.

Compensation Component Mix: We generally look at the mix of compensation paid to our executives, including our named executive officers, from two broad vantage points:

•

Base Salary vs. Performance Bonuses: We provide cash compensation in the form of base salary to attract and retain qualified personnel. For experienced executives, including our named executive officers, we target base salary at a competitive level that is at or slightly below market median, and target performance bonus opportunities for both annual and long-term awards at above average levels for above average results. This desired mix between base pay and performance incentives is intended to create an environment in which our success affects a significant portion of each employee’s pay, in particular for our executives, and to focus attention on achievement of key business goals.

•

Annual vs. Long-Term Bonuses: We provide compensation in the form of performance bonuses to focus attention on the achievement of key business goals and to align the interests of management with those of our shareholders. The bonuses awarded to our named executive officers are allocated between annual cash and long-term equity compensation. The allocation between cash and equity for our named executive officers is loosely targeted at an equal mix of each. Typically, however, we review this allocation mix each year as part of the bonus determination process so that we can take into account our annual performance results, market conditions, competitive market data, previously awarded equity and our long-term objective of retaining skilled executives. The final determination of the mix between annual cash and long-term equity is made by our Compensation Committee based on its judgment of what is in the best interest of our Company. For example, in 2008, our bonus pool was set at a level approximating target results, which in ordinary circumstances would have delivered an approximately equal mix of cash and equity awards. However, based on the economic crisis and the significant drop in stock price values occurring at that time, our Compensation Committee determined that the allocation to equity should be reduced since it would have resulted in an inflated long-term incentive opportunity disproportional to the performance results achieved due to the increased number of shares that would have been awarded as a result of the depressed value of our stock. For bonuses based on 2009 performance, our

Compensation Committee set an overall mix of 40% cash and 60% restricted stock. The Compensation Committee further provided that cash compensation at our most senior level positions (including certain named executive officers) could not exceed 35%, while our Chief Executive Officer and Chief Operating Officer could not exceed 30%. Our Compensation Committee felt that this mix best aligned our senior management with the immediate interests of shareholders and viewed the future upside potential of stock to be an appropriate incentive and reward to our senior positions.

Additionally, although we include employee benefits as part of our total compensation program and consider them an important element in the competitiveness of our compensation, we do not set a target for the relationship between the total value of our benefit plans relative to total compensation. We determine the level and types of benefits based on a separate review of general industry practice for broad-based employee benefits and generally strive to provide, for each jurisdiction in which we do business, a competitive level of overall benefits approximating median value in the aggregate. Currently, our employee benefits include group health insurance, dental insurance, life insurance, disability coverage, vision benefits, employee assistance plans and defined contribution retirement savings plans.

Base Salary. We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers. When establishing the 2009 base salaries of our named executive officers, our Compensation Committee considered the following factors:

•	competitive market data;

•	the scope of the individual’s position and responsibilities;

•	individual experience and qualifications;

•	our ability to replace the individual based on the limited number of qualified candidates available in or willing to relocate to Bermuda (if applicable); and

•

elimination of Company match contributions from our Excess Benefit Plan for participants subject to U.S. taxation, in connection with tax law changes under Section 457A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, which we refer to as the Code.

Base salaries of our named executive officers, along with other components of total compensation, are reviewed by our Compensation Committee at least annually. We expect the base salaries of our named executive officers to increase when the insurance and reinsurance market increases or when a named executive officer assumes a larger role.

In 2009, the Compensation Committee reviewed the salaries of our named executive officers in February and August. The initial evaluation in February was part of our annual compensation review cycle, from which the Compensation Committee evaluated and discussed the compensation of our leadership team, including our named executive officers, relative to our peer companies (as listed above under “Role of Peer Company Analysis”). As part of this exercise, the Compensation Committee also reviewed a recommendation from management to eliminate on a going-forward basis the annual Company paid benefits under our Excess Benefit Plan for participants that are subject to U.S. taxation, including three of our named executive officers, in connection with new tax rules established under Section 457A of the Code, and to provide a corresponding increase in salary to make these participants whole.

Based on the peer company review and management’s recommendation concerning the Excess Benefit Plan, the Compensation Committee approved salary increases for each of our named executive officers as set forth in the table below. The leading factor in determining the salary increase amount, excluding the portion attributable to the elimination of certain benefits under our Excess Benefit Plan, was the gap between current salary levels and peer company practice. Specifically, the salary levels for Messrs. Becker, Minton and Roberts were in the lowest quartile relative to peer companies as reflected in the Equilar, Inc. database. It was the Compensation Committee’s opinion that, due to the growth and increased complexity of our business model in recent years, base salary for our executives, in particular those responsible for enterprise-wide functions, should be increased to levels closer to the median salary represented by the peer company analysis. Consequently, the Compensation Committee approved salary increases in February as an incremental step towards this goal, with the expectation that additional increases would be considered upon an updated review of peer market practice (and recognizing that the current review reflected market practice for 2007 since most companies had not yet filed their 2009 proxy reports outlining 2008 compensation information).

In August of 2009, we updated our peer company compensation review using updated compensation data from Equilar, Inc. that reflected 2009 proxy filings. Once again, the salary levels for Messrs. Becker, Minton and Roberts were significantly below median levels relative to peer companies as reflected in the Equilar, Inc. database. Following its review, and in keeping with its goal to close the gap incrementally between existing salary levels and peer company practice, the Compensation Committee approved additional salary increases for these three named executive officers that became effective on August 1, 2009. The table below summarizes all of the 2009 salary changes for our named executive officers:

Named Executive Officer	2009 Salary Increases			Increase Effective August 1, 2009		Salary at End of 2009		% Change from 2008
	Salary at End of 2008	Increase Effective January 1, 2009	Section 457A Increase Effective January 1, 2009
W. Marston Becker	750,000	100,000	65,800	150,000		1,065,800		42.1%
Joseph W. Roberts	375,000	15,000	0	60,000		450,000		20.0%
Peter A. Minton	525,000	25,000	43,300	75,000		668,300		27.3%
Angelo M. Guagliano	500,000	10,000	40,800	0		550,800		10.2%
Adam C. Mullan	353,000	22,000	0	117,510	(1)(2)	492,510	(1)	39.5%

(1)	Converted from pound sterling to approximate U.S. dollar equivalent for illustrative purposes.

(2)	Increase for Mr. Mullan was effective as of November 2009 in connection with his promotion.

For information regarding 2010 base salary increases, please see the discussion under 2010 Compensation later in this section.

Annual Bonus and Long-Term Incentives. Subject to any guidelines provided in employment agreements, each named executive officer’s annual cash bonus and long-term incentive award is discretionary and is determined each year by our Compensation Committee taking into account the following components: Company performance, operating segment performance, individual performance and Company performance compared to peer companies.

For administrative purposes, and to simplify the method by which we link compensation levels to performance results, we treat the annual cash bonus and long-term incentive awards as a single, combined incentive opportunity. As discussed above, on an annual basis, a target “bonus” opportunity, expressed as a percentage of base salary, is established for each executive, which includes both (i) the portion that is paid in the form of a cash bonus and (ii) the portion that is paid in the form of long-term equity awards. The process by which we determine the amount of the combined award is discussed in the following narrative. In this context, the reference to “bonus” or “bonus pool” represents the combined pool available for both the annual bonus and long-term incentive awards. The process by which we determine the allocation of the pool between annual cash bonuses and long-term incentives is discussed below under Allocation Between Annual Cash and Long-Term Equity.

Company Performance Metrics and Weights: Our overall bonus pool for annual bonuses and long-term incentive awards is determined in part based on a matrix of performance measures that include absolute financial performance, performance in relation to our peer companies, and performance with respect to certain strategic objectives. In addition to these determinants, the Compensation Committee applies its business judgment taking into account the current macro-economic environment, industry-specific trends and any extraordinary events we faced during the year. For 2009, the performance measures and corresponding weight assigned to each were as follows:

Performance Metric	Description	Rationale	Weight
			Absolute Measure	Relative to Peers	Overall
Operating Return on Equity (Operating ROE)	After tax operating income divided by average shareholders’ equity.	Significant barometer of our overall financial performance. It measures the return we produce on shareholder investment and the efficiency of capital deployment.	25%	25%	50%

Combined Ratio	Ratio of losses and expenses against net premiums earned.	Key measure of our underwriting performance and a common benchmark for comparing performance to peer companies.	10%	10%	20%

Expense Ratio	Ratio of expenses to net premiums earned.	Provides a measure of the efficiency of our operations.	5%	5%	10%

Strategic Objectives	A series of corporate goals designed to increase shareholder value over time.	Measures progress towards important corporate initiatives that, over time, are intended to improve the superiority of our services, reputation and financial results.	15%	—	15%

Stock Price	Annual change in share price relative to a group of peer companies.	Measures the benefit to shareholders of holding our shares relative to that of peer companies.	—	5%	5%

Total			55%	45%	100%

Absolute Performance Measures: For the absolute performance measures that are based on a financial metric (Operating ROE, Combined Ratio and Expense Ratio, as defined above), we assess performance against pre-determined objectives. For Strategic Objectives, we assess performance against pre- determined objectives in addition to performance with respect to opportunities and unplanned business initiatives that present themselves throughout the year:

•

The financial metrics for Operating ROE, Combined Ratio, and Expense Ratio are measured relative to budgeted performance. We use budgeted performance expectations to create a range of potential performance outcomes that deliver corresponding levels of bonus pool funding (see table below).

Performance Level	2009 Budgeted Financial Metrics and Results
	Operating ROE	Combined Ratio	Expense Ratio
Maximum Performance(1)	22%	81.0%	30.5%
Target Performance	14%	91.0%	31.9%
Threshold Performance(2)	3%	107.0%	34.3%
2009 Estimated Result(3)	13.5%	90.5%	31.3%

(1)	Performance results above “Maximum” will not increase bonus pool funding

(2)	Performance results must be at least at “Threshold” levels to contribute funding to the bonus pool

(3)

Reflects final results used for purposes of the bonus plan. Since bonus pool decisions are made prior to the finalization of year-end results, these results include estimates. We use the most current information we have at the time bonus decisions are made to determine estimated results.

•	For Strategic Objectives, we measure our progress against the goals established at the beginning of the year as well as our performance with respect to opportunities that presented themselves throughout the year. We do not evaluate Strategic Objective results using any specific formula and, due to the complexity and long-term nature inherent in many of these goals, we do not assign any particular weight to any Strategic Objective. Assessing performance results for these goals is a subjective exercise conducted by the Compensation Committee. For 2009, our Strategic Objectives and results were:

2009 Strategic Objectives	2009 Progress

Increase long term shareholder wealth. We view measures of shareholder wealth to include items such as growth in book value per share and stock price. These objectives may be achieved through organic profitability, expanding our footprint either geographically or through additional platforms, merger and acquisition and capital markets activity and/or private equity infusions.

• Book value per share increased 22.1% over December 31, 2008 • Stock price increased 26.0% over December 31, 2008 • Established a new reinsurance operation in Latin America

Maintain financial strength ratings.

•  Maintained our financial strength/
 insurance ratings from A.M. Best
 Company, Moody’s, and Fitch Ratings
•  Received financial strength rating from
 Standard & Poor’s for the first time in
 2009 (A- with stable outlook)

Increase brand recognition across our broker and client bases.

•  Continued active branding campaign,
 including by way of trade press
 advertising, corporate hospitality events in
 all major operating locations, distribution
 of marketing materials, corporate website,
 corporate gift program, and participation
 of senior personnel in trade conferences
•  Continued involvement in trade articles,
 surveys, and editorial coverage.

Relative Performance Measures: For the relative performance measures (Operating ROE, Combined Ratio, Expense Ratio and Stock Price), we assess performance on a percentile rank basis relative to our peer companies as discussed above under “Role of Peer Company Analysis.” For each peer company and for each measure, we determine or estimate results from publicly available sources and then calculate the percentile into which our results fall. This is a formulaic exercise, with the only discretion or subjective element being the estimation of certain peer results if final results cannot be determined in time for our Compensation Committee’s review.

For 2009, our performance relative to our peers was as follows:

Performance Level	Performance Results
	Operating ROE	Combined Ratio	Expense Ratio	Stock Price
2009 Percentile Rank Among Peers(1)	50th	30th	30th	90th

(1)

Reflects final results used for purposes of the bonus plan. Since bonus pool decisions are made prior to the finalization of year-end results, these results include estimates. We use the most current information we have at the time bonus decisions are made to determine estimated results.

Determining Final Bonus Pool Results: For each performance measure, we denominate performance results on a scale of one (1) to ten (10), with “one” representing the minimum performance level required to create threshold bonus pool funding and “ten” representing the performance required to create maximum bonus pool funding. Results below threshold are assigned a score of “zero” and do not contribute to bonus pool funding. For the absolute performance measures that are based on a financial metric, we establish performance goals across this ten point scale based on the threshold, target, and maximum goals determined during the budgeting process. Strategic Objectives, on the other hand, are assigned ranking on the ten point scale based on the subjective determination of the Compensation Committee. Our 2009 absolute performance result rankings were as follows:

Performance Rank (ten point scale)	Absolute Performance Measures (total weight = 55%)
	Operating ROE Score (25% Weight)	Combined Ratio Score (10% Weight)	Expense Ratio Score (5% Weight)	Strategic Objectives Score (15% Weight)
Maximum	10	10	10	10
Target	6	6	6	6
Threshold	1	1	1	1
2009 Actual Results (55% weight)	5.5	6.5	8.5	10

For the relative performance measures, the ten-point scale correlates to our percentile rank relative to our peer group. For example, a rank of 50th percentile would result in a rating of 5.0 on this scale. Our 2009 relative performance result rankings were as follows:

Performance Rank (ten point scale)	Relative Performance Measures (total weight = 45%)
	Operating ROE Score (25% Weight)	Combined Ratio Score (10% Weight)	Expense Ratio Score (5% Weight)	Stock Price Score (5% Weight)
Maximum	10	10	10	10
Target	6	6	6	6
Threshold	1	1	1	1
2009 Actual Results (45% weight)	5	3	3	9

The final performance result on the ten-point scale is simply the weighted average of the absolute and relative performance component results. For 2009, our total score on the ten-point scale was 6.1. Our incentive pool for annual bonuses and long-term incentive awards is determined through the aggregation of target bonuses for all of the employees eligible to receive an incentive award, including our named executive officers, multiplied by the performance result percentage of target. Target incentive bonus, which includes both the annual and long-term incentive award opportunity, is reflected as a percentage of base salary and can range from 10 to 300% of base salary. The aggregation of these amounts establishes an initial bonus pool. At this juncture, our Compensation Committee employs its business judgment taking into account both positive and negative extraordinary items as well as its evaluation of competitive pressures we are facing. Based on this process, the final bonus pool for 2009 was $48 million, with $19.2 million allocated for cash bonuses and $28.8 million allocated for shares of restricted stock valued based on the closing share price on the grant date of March 1, 2010, approximately a mix of 40% cash and 60% restricted stock.

Allocation of Bonus Pool to Operating Segments and Corporate: After the overall bonus pool has been determined, it is allocated amongst our operating segments based on their contribution to our overall results, creating sub-pools for our operating segments and corporate departments. The process of allocating the pool to the operating segments and to corporate departments is a subjective exercise conducted by our Chief Executive Officer and certain members of his leadership team. Factors considered for determining sub pools primarily relate to the assessment of the relative contributions of each operating segment and to our overall results.

For 2009, we began the process of allocating the available pool for bonuses to our segments (including operating segments and the corporate department) by assessing the aggregate amount of employee budgeted target bonuses in each segment. Management then considered objective and subjective factors in determining whether the initial amount for each segment should be adjusted. Objective factors considered for operating segments included combined ratio, expense ratio and return on utilized capital, while factors for the corporate department were inherently more subjective in that they were based on the department’s contribution to overall company objectives such as increasing long term shareholder wealth, maintenance of financial strength ratings and increasing brand recognition. No specific formula was established for measuring the performance of any of the above factors and no factor was assigned any particular weight. The level of achievement in 2009 with respect to each of the objectives for each segment, considering both the objective and subjective factors, was found to be generally in line with expectations. Due to the similarity of actual performance verses expected performance among the segments, there were only minor adjustments to the initial allocations. These minor adjustments related to management’s subjective considerations rather than to any measurable or formulaic relationship between the relative performances of the segments, for example, the relative competitiveness of the markets in which the segments operate. Within each segment, the bonus pool is then allocated to departments and individuals pursuant to the judgment of segment managers.

The allocation of the bonus pool to segments did not directly impact the specific bonuses awarded to our named executive officers since their bonus awards (other than for our Chief Executive Officer) are set separately and beforehand by our Chief Executive Officer in consultation with our Compensation Committee. The bonus awarded to our Chief Executive Officer is set directly by our Compensation Committee. The manner in which bonuses to the named executive officers are set is discussed below under “Individual Performance Assessment.”

Individual Performance Assessment: Individual awards for our named executive officers are determined based on departmental and/or individual performance results. For our Chief Executive Officer, this assessment is made by the Compensation Committee, and for our other named executive officers, this assessment is made by our Chief Executive Officer and presented to the Compensation Committee for approval. This is a subjective process taking into consideration measurable financial results, amongst other factors.

Individual performance assessments of our named executive officers include but are not limited to identifying and rewarding those personal qualities and characteristics relevant to the individual’s job performance and key corporate goals, including (i) personal contribution to short-term and long-term business results, (ii) successful execution of key Strategic Objectives, (iii) demonstrated leadership capability, (iv) demonstrated application of relevant technical expertise, (v) ethical conduct and (vi) regulatory compliance. These factors, while considered in their totality by our Compensation Committee, are not assigned a particular weight during the evaluation process. Our Compensation Committee meets regularly with management to review the progress and individual contributions of our named executive officers towards these goals and objectives. Final performance evaluations are determined by the Compensation Committee after consideration of the performance assessments and recommendations made by our Chief Executive Officer with respect to the other named executive officers.

For our named executive officers, the following individual performance results were considered by the Compensation Committee in connection with the determination of 2009 bonus payments:

Named Executive Officer	Individual Performance Factors Considered for Determining Final Bonus Amount
W. Marston Becker	•	Operating company leadership and success on several key financial objectives, including achievement of:
™ Operating ROE of 14.7% vs. 14.2% plan
™ Combined Ratio of 88.1% vs. a 91.2% plan
™ Expense Ratio of 30.1% vs. 31.9% plan
	•	Leadership in identifying strategic initiatives and individual contributions on strategic progress

Joseph W. Roberts	•	Leadership in creating sound financial discipline across our jurisdictions to ensure adherence to regulatory reporting requirements, including fully compliant Sarbanes-Oxley controls
	•	Played a key role in the assessment of corporate strategic initiatives

Named Executive Officer	Individual Performance Factors Considered for Determining Final Bonus Amount
	•	Considerable efforts in investor relations through personal visits and communications with investors
	•	Obtained the Company’s first Standard & Poor’s financial strength rating

Peter A. Minton	•	Execution of technical expertise in our pricing and reserving discipline
	•	Cost containment achieved based on realignment of investment services
	•	Progress on key information technology initiatives against three year plan
	•	Successful search and selection of several key function heads

Angelo M. Guagliano	•	Successful execution of strong underwriting discipline and resulting profitability in excess of plan goals
	•	Leadership and on-going guidance of underwriting and claims practice groups

Adam C. Mullan	•	Exceeded planned profitability of Alterra at Lloyd’s
	•	Successful build-out of the Alterra at Lloyd’s underwriting platforms
	•	Leadership in expanding our business into Latin America

Final Allocation of Bonuses to Named Executive Officers: Based on our 2009 performance and the assessment of individual contributions towards such performance, the 2009 bonus payments for our named executive officers, including both the annual cash and long-term equity portions, were as follows:

2009 Bonuses for Named Executive Officers (includes both annual cash and long-term equity components)
Named Executive Officer	Target Bonus		Final Bonus
	% of Salary	$ Amount	% of Salary	$ Amount
W. Marston Becker	300%	3,197,400	319%	3,400,000
Joseph W. Roberts	250%	1,125,000	250%	1,125,000
Peter A. Minton	250%	1,670,750	284%	1,900,000
Angelo M. Guagliano	250%	1,377,000	261%	1,440,000
Adam C. Mullan	250%	1,231,275	184%	905,000

Allocation Between Annual Cash and Long-Term Equity: In determining the mix of cash and restricted stock for each of the named executive officers, our Compensation Committee considered: the Company’s performance versus the targeted performance expectations, the individual’s contribution to Company performance, as well as the named executive officer’s total compensation relative to the compensation paid to similarly situated executives at peer companies. Generally, restricted stock is subject to three-year cliff vesting because our Compensation Committee believes this period to be an effective performance and retention tool since the named executive officers are in a position to influence longer term results and the restricted stock is generally forfeited if the named executive officer terminates employment.

2009 Allocation Between Cash and Long-Term Equity
Named Executive Officer	Final Bonus
	Cash Bonus Portion	Restricted Stock Portion	Total $	% of Salary
W. Marston Becker	30%	70%	3,400,000	319%
Joseph W. Roberts	35%	65%	1,125,000	250%
Peter A. Minton	30%	70%	1,900,000	284%
Angelo M. Guagliano	35%	65%	1,440,000	261%
Adam C. Mullan	35%	65%	905,000	184%

The cash portion of the 2009 bonus payment was paid prior to March 15, 2010. The restricted stock portion of the 2009 bonus payment was converted into restricted stock by dividing the applicable dollar amounts by the closing price of our stock on the March 1, 2010 grant date. These awards vest on the third anniversary of the grant date if the named executive officer is employed on the vesting date or if the named executive officer retires (as defined in the award agreement). The named executive officer will be entitled to accelerated vesting in the event of the named executive officer’s death, disability, termination without Cause or termination for Good Reason from the Company (as these terms are defined under “Employment Agreements” below or as defined in the award agreements) or upon a change in control (as defined in the description of our 2008 Incentive Plan) provided such change in control does not occur within 12 months from the award date, or the failure of the Bermuda immigration authorities to renew a Bermuda-based named executive officer’s work permit (through no fault of the employee). Should an employee voluntarily terminate his or her employment, all unvested shares are forfeited.

Perquisites

We provide certain perquisites to our executives to aid in attracting and retaining executive talent. Most of these benefits are intended to address issues and incremental expenses for those executives that have relocated to Bermuda from another country that would not have otherwise been incurred if relocation to Bermuda were not required. These benefits include:

Perquisite	Purpose/Description

Housing Allowance

Due to limitations on property ownership in Bermuda and due to the significant cost of rentals, we provide a housing allowance up to $15,000 per month in the case of our Chief Executive Officer and up to $10,000 per month for other executives that have relocated to Bermuda.

TIPRAA Gross-Ups

To mitigate the additional personal income taxes that are due on the housing allowance, we provide a payment to our executives that have relocated to Bermuda in an amount equal to the additional taxes incurred as a result of the housing allowance and corresponding tax gross-up.

Automobile Allowance

This is a common benefit provided by our peers in Bermuda and consequently we offer a similar benefit in order to keep our compensation packages competitive. We provide an allowance of up to $60,000 in the case of our Chief Executive Officer and $40,000 for other executives every five years for the purchase of an automobile.

Reimbursement for Financial and Tax Preparation Fees

To mitigate the additional expense of managing complex tax issues and form preparation related to having expatriate status, we provide for the reimbursement of these fees up to $13,000 per year to our executives that have relocated to Bermuda.

Home Travel Allowance

To mitigate the increased travel expense incurred by relocating to Bermuda from the executive’s home country, we provide our expatriates with a personal travel allowance of up to $25,000 per year in the case of our Chief Executive Officer and up to $20,000 per year for other executives that have relocated to Bermuda.

Reimbursement for Country Club Dues

To facilitate networking with clients and other business executives, we provide for reimbursement of club membership fees up to $12,000 per year in the case of our Chief Executive Officer and up to $8,000 per year for other executives.

While we intend to maintain these perquisite programs for our named executive officers, our Compensation Committee may revise, amend, or add to these benefit programs at its discretion, subject to any applicable provisions in the named executive officer’s employment agreement.

Other Equity Awards

We grant stock option awards principally in cases where our new employees leave behind stock options or other awards at their former employers and seek to be compensated by us. After commencement of the employment relationship and going forward, our Compensation Committee anticipates an expanded use of restricted stock and restricted stock unit awards as opposed to stock options. This shift is due in a large part to the accounting treatment for stock options under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), which has made granting stock options less attractive to us. Furthermore, our Compensation Committee believes that restricted stock provides an equally motivating form of incentive compensation while serving to better align the interests of our shareholders and management.

We also selectively grant ad hoc restricted stock and performance equity awards in instances where the Compensation Committee feels we need to mitigate retention exposure or to focus additional attention on achievement of special projects or business initiatives. In 2009, to provide further incentive to Mr. Becker to focus on increasing shareholder value, our Compensation Committee awarded a performance-based equity award of 108,333 stock options and 33,333 shares of restricted stock with vesting restrictions that will lapse only to the extent that the performance measures are met over a two-year period. For each of these awards, 50% would vest on January 1, 2010 if our book value per share on December 31, 2009 has increased by at least 12.5% from our book value per share on December 31, 2008, and any remaining unvested shares will vest on January 1, 2011 if our book value per share on December 31, 2010 has increased by at least 25% from our book value per share on December 31, 2008. The Compensation Committee chose to use increase-in-book value as the performance criterion since it views book value as an important measure for assessing our success in creating shareholder wealth. The award level was set equal to the number of performance-based stock options and restricted stock that Mr. Becker forfeited in 2008 as a result of the book value performance targets not being achieved. It was the Compensation Committee’s opinion that the performance metrics for those awards would have been achieved had the credit crisis not occurred at the time it did. As a result, the Compensation Committee felt that it was in our best long-term interests to make these additional performance-based awards to Mr. Becker. On February 8, 2010, after certification by our Compensation Committee as to the achievement of the applicable performance measures, 16,667 of these restricted common shares and 54,167 of these options vested.

Employment Agreements

Our general policy is to enter into employment agreements with our named executive officers and certain other select executives with significant underwriting and/or policy making responsibilities in order to set forth the terms of their employment and to provide certain protections to both parties in the event of termination of employment or a change in control. We currently have agreements with Messrs. Becker, Roberts, Minton, and Guagliano, each of whom has been a named executive officer for at least the last four years. We anticipate entering into an employment agreement with Mr. Mullan in 2010 on substantially the same terms as other similarly situated executives. Although the employment agreements provide a framework for the aggregate compensation paid to each named executive officer, the employment agreements do not prescribe a specified mix of short-term and long-term compensation for our named executive officers. Instead, our Compensation Committee has broad discretion to determine the appropriate compensation mix with respect to each named executive officer.

In recognition of Mr. Becker’s lead position with us and as an incentive for him to join us in late 2006, our Compensation Committee agreed during the negotiation process to expressly set a target bonus for Mr. Becker within his employment agreement. The employment agreement for Mr. Becker specifies a target cash bonus at 100% of base salary with a range from 0% to 250%. The employment agreements for Messrs. Roberts, Minton and Guagliano provide that, at the beginning of each calendar year, or shortly thereafter, our board of directors or its designated committee will provide a target bonus amount for such year to the executive. Pursuant to each of their employment agreements, a target bonus below 50% of base salary would constitute Good Reason (as defined under “Employment Agreements” below) triggering severance payments by us to the executive officer if the executive elects to terminate his employment. The target cash bonus in 2009 for each of Messrs. Roberts, Minton and Guagliano was 87.5% of base salary.

For information regarding 2010 base salary increases, please see the discussion under 2010 Compensation later in this section.

Change in Control and Severance

Upon termination of employment or a change in control, our named executive officers may receive (i) accelerated vesting of awards granted under our equity plans and/or (ii) severance payments under the circumstances described below.

Generally under our equity plans and award agreements, if a change in control occurs, (i) the then outstanding options become immediately exercisable, (ii) the restricted period on restricted stock awards and restricted stock units expires (including a waiver of any applicable performance goals), (iii) the performance periods in effect end and our Compensation Committee will (x) determine the extent to which performance goals have been met and (y) cause the named executive officer to receive partial or full payment of awards and (iv) any awards previously deferred will be settled in full as soon as practicable. For more details on these provisions, please see “Potential Payments upon Termination or Change in Control.”

Upon termination of employment, our named executive officers are eligible to receive severance payments which, depending upon the circumstances surrounding termination and the terms of the applicable employment agreement, may include:

•	a cash payment based on a multiple of the named executive officer’s base salary set forth in his employment agreement or actual base salary at the time of termination;

•	a pro-rated target bonus for the year of termination (as determined in good faith by our Compensation Committee based on the relative achievement of performance targets through the termination date);

•	in the case of Messrs. Becker, Minton, Roberts and Guagliano, a cash payment reflecting a multiple of the named executive officer’s last paid bonus; and

•	accelerated vesting of equity awards.

In addition, Mr. Roberts’ employment agreement provides vesting credit with respect to 35,000 of the 48,699 shares comprising his February 2007 award in the event his termination arises without Cause or for Good Reason (as defined below). Our Compensation Committee elected to include this language in Mr. Roberts’ employment agreement in recognition of his then new role with us and its attendant responsibilities.

Our severance obligations are designed to be competitive with the amounts payable to executives in similar positions at similar companies. Termination payments to a named executive officer with an employment agreement are made within the time period specified in the respective employment agreement and are contingent upon the named executive officer’s continued compliance with certain restrictive covenants and the execution of a release of claims.

The change in control provisions reflect our belief that our named executive officers and other employees who have built our Company into a successful enterprise should be protected in the event of a change in control. Further, we believe the interests of shareholders will be best served if the interests of our named executive officers are aligned with shareholders, and providing change in control benefits should eliminate, or at least reduce, any potential reluctance of our named executive officers to pursue potential change in control transactions that may be in the best interests of shareholders.

While the definition of “change in control” (discussed below under “Payments upon Termination or Change in Control”) contained in the employment agreements of Messrs. Becker, Roberts and Minton and Mr. Guagliano are materially similar, the definition in Mr. Guagliano’s agreement reflects employment by Alterra Insurance. As such, while there is substantial overlap among the definitions, Mr. Guagliano’s definition contains references to Alterra Insurance for purposes of describing occurrences that would constitute a change in control under his agreement.

The definitions of “Good Reason” (discussed below under “Payments upon Termination or Change in Control”) in the employment agreements of Mr. Becker and Messrs. Roberts, Minton and Guagliano contain a small degree of variation. Mr. Becker’s employment agreement was negotiated prior to those of Messrs. Roberts, Minton and Guagliano and reflects his role as Chief Executive Officer. These variations are a result of those negotiations and Mr. Becker’s position.

In addition to accelerated vesting of equity awards upon (i) death, (ii) disability, (iii) termination without Cause and (iv) termination for Good Reason, our Bermuda-based named executive officers may receive accelerated vesting of restricted stock upon the failure of the Bermuda immigration authorities to renew a Bermuda-based named executive officer’s work permit (through no fault of the employee) and we do not offer a comparable position at an affiliate. We believe accelerated vesting under these circumstances is appropriate because we recognize that failure to renew a Bermuda work permit for our Bermuda-based named executive officers could serve as a constructive termination.

Section 162(m) Disclosure

Code Section 162(m) limits the tax deductibility by U.S. companies of certain compensation paid to “covered employees” within the meaning of Code Section 162(m). This provision generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the Code. None of the 2009 named executive officers were employees of a U.S. subsidiary.

In those cases where Code Section 162(m) is applicable, we believe that the corporate income tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy or in rewarding executive performance. Accordingly, although we generally intend to avoid the loss of a tax deduction due to Code Section 162(m), we reserve the right to pay amounts that are not deductible in appropriate circumstances.

2010 Compensation

In 2010, in connection with our annual compensation review and in order to align base salary with competitive market levels, base salary increases were approved for Messrs. Roberts, Minton and Guagliano in the amount of $50,000, $50,000,and $25,000, respectively, resulting in new salaries of $500,000, $718,300,and $575,800, respectively, effective January 1, 2010. The salaries for Messrs. Becker and Mullan were also reviewed relative to competitive market practice but were not changed.

Also, the 2010 annual cash bonus targets for Messrs. Becker, Roberts, Minton and Guagliano have been set to 100%, 87.5%, 87.5% and 87.5%, respectively, remaining at the 2009 level. Mr. Mullan’s 2010 annual cash bonus target will be set in conjunction with the finalization of his employment agreement.

On March 3, 2010, Alterra Capital announced entry into an amalgamation agreement with Alterra Holdings Limited, its wholly owned subsidiary and Harbor Point Limited, pursuant to which Harbor Point Limited amalgamated with Alterra Holdings Limited. The amalgamation closed on May 12, 2010. Equity Awards for Messrs. Becker, Roberts, Minton, Guagliano and Mullan evidencing stock options, restricted shares or restricted share units (with the exception of those equity awards granted after December 31, 2009) would have vested upon the consummation of the amalgamation. Notwithstanding this right to accelerated vesting, as a result of negotiations related to the amalgamation, and to ensure continued alignment with shareholders and to focus attention on the successful integration of the combined company, each of Messrs Becker, Roberts, Minton, Guagliano and Mullan agreed to waive 100% of the accelerated vesting of these equity awards, which we refer to as the affected awards. Therefore, the affected awards did not vest in connection with the amalgamation and will remain subject to their original vesting requirements, except all affected awards will become fully vested upon the applicable named executive officer’s death or termination of employment without “Cause” or due to “Disability,” or by the named executive officer for “Good Reason” (as those terms are defined in the applicable named executive officer’s employment agreement or in the Incentive Plan). In the event of the named executive officer’s Retirement (as defined in the applicable Incentive Plan or the award agreement), the affected awards will continue to vest in accordance with their current terms.

Following the closing of the amalgamation, our Compensation Committee established a pool for retention awards with an aggregate grant date fair value of $10.1 million to be made to certain key Alterra Capital executive officers. A portion of the pool ($4.8 million) was allocated for awards to executives who were employed by Max Capital (or its affiliates) prior to the amalgamation and a portion of the pool ($5.3 million) was allocated for awards to executives who were previously employed by Harbor Point Limited. Subject to their continued employment on the grant date, which is expected to be June 29, 2010, each of Messrs. Becker, Roberts, Minton and Mullan will receive a retention award in the form of restricted stock or restricted stock units from this pool.

The retention awards will be subject to both time-based and performance-based vesting conditions and will vest on August 15, 2015 subject to both the attainment of ten (10) percent per year compound annual growth in tangible book value per share (inclusive of paid dividends) from June 30, 2010 and the executive’s continued service on the vesting date. If the executive’s service is terminated prior to the vesting date, the award will automatically be forfeited, except that, in the case of the executive’s death or disability or, under certain circumstances, termination of the executive’s employment because we are unable obtain a work permit for the executive, the award will fully vest and in the case of the executive’s termination without cause or for good reason, the award will continue to vest as if the executive remained in service, subject to the achievement of performance results. In the case of the executive’s retirement, so long as the executive has been in service with us for at least 24 months following the grant date and he does not enter into an employment or service agreement that has not been preapproved by us prior to the vesting date, vesting will continue as if the executive remained in service, subject to the achievement of performance results. Our Compensation Committee has the discretion to accelerate the vesting of these retention awards in the event of a change in control (as defined in the 2008 Incentive Plan).

The table below shows the dollar value at grant date to be received by each of our named executive officers under this retention pool. Mr. Guagliano resigned from our Company effective May 31, 2010 and did not receive a retention award.

Named Executive Officer	Award Dollar Value at Grant Date
W. Marston Becker	$1,700,000
Joseph W. Roberts	$600,000
Peter A. Minton	$800,000
Adam C. Mullan	$500,000

The number of restricted shares to be issued from the pool will be based on the average price per common share for the 20 trading days commencing on May 28, 2010, which was the ex-dividend date for the Company’s special dividend declared on May 20, 2010.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our named executive officers in 2009, 2008 and 2007, as applicable.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
W. Marston Becker	2009	978,300	1,020,000	1,608,336	651,081	362,161	(5)	4,619,878
Chief Executive Officer	2008	750,000	1,700,000	1,700,003	0	423,535		4,573,538
	2007	750,000	1,300,000	240,009	0	406,693		2,696,702
Joseph W. Roberts	2009	415,000	393,750	649,992	0	211,862	(6)	1,670,604
Executive Vice President	2008	375,000	350,000	555,003	0	165,500		1,445,503
and Chief Financial Officer	2007	334,042	335,000	1,208,709	0	168,077		2,045,828
Peter A. Minton	2009	624,550	570,000	489,994	0	243,604	(7)	1,928,148
Executive Vice President	2008	525,000	950,000	899,990	0	281,251		2,656,241
and Chief Operating Officer	2007	500,000	700,000	799,998	0	361,823		2,361,821
Angelo M. Guagliano	2009	550,800	504,000	649,992	0	246,118	(9)	1,950,910
Chief Executive Officer	2008	500,000	550,000	999,995	26,426	285,805		2,362,226
of Alterra Insurance Limited(8)	2007	485,853	625,000	814,990	78,239	350,000		2,354,082
Adam C. Mullan	2009	396,197	316,750	279,006	0	162,953	(12)	1,154,906
Chief Executive Officer
of Alterra at Lloyd’s Ltd.(10)(11)

(1)

In addition to the cash bonus reflected in this column, the named executive officers also received a portion of their 2009, 2008 and 2007 bonus in the form of restricted shares granted in March 2010 and in February 2009 and 2008, respectively.

(2)

In (i) February 2009, an aggregate of 201,497 restricted shares were granted to Messrs. Becker, Roberts, Minton, Guagliano and Mullan in relation to services performed in fiscal year 2008, of which 33,333 of Mr. Becker’s are subject to performance based vesting and are valued based upon the probability that the performance goals will be achieved, (ii) February 2008, an aggregate of 148,658 restricted shares were granted to Messrs. Becker, Roberts, Minton and Guagliano in relation to services performed in fiscal year 2007 and (iii) February 2007, an aggregate of 123,437 restricted shares were granted to Messrs. Becker, Roberts, Minton and Guagliano in relation to services performed in fiscal year 2006. The value under “Share Awards” is the grant date fair value for each named executive officer’s share award in accordance FASB ASC Topic 718. The assumptions used for determining values for the 2009 fiscal year are reflected in Note 15 of the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2010. In March 2010, an aggregate of 248,887 restricted shares were granted to Messrs. Becker, Roberts, Minton, Guagliano and Mullan in relation to services performed in fiscal year 2009. These share grants are not shown in the table above but will be reported in our summary compensation table in 2010, to the extent the individual is a named executive officer in 2010, and are discussed in the compensation discussion and analysis above.

(3)

We account for the value of “Option Awards” in accordance with FASB Topic 718 “Stock Compensation.” The value under “Option Awards” is the grant date fair value for each named executive officer’s stock options. Mr. Becker’s options are subject to performance based vesting and are valued based on the probability that performance goals will be achieved. The assumptions used for determining values for the 2009 fiscal year are reflected in Note 15 of the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2010.

(4)

Includes perquisites for housing allowance, partial tax gross-up allowance (which we refer to as the “tax gross-up allowance”) for named executive officers who work in Bermuda and are U.S. taxpayers, car allowance, travel allowance, our contributions on behalf of the named executive officers to our defined contribution plans, financial planning and tax preparation costs, country club dues and costs related to family members accompanying named executive officers to one board of directors meeting or other business trips, as applicable.

(5)	Includes a housing allowance of $180,000, a tax gross up allowance of $98,377, travel allowance of $25,000, financial planning allowance of $20,000, car allowance of $12,000 and club dues of $12,000.

(6)	Includes a housing allowance of $120,000, $41,500 that we contributed on behalf of Mr. Roberts to our defined contribution plans and a car allowance of $40,000.

(7)	Includes a housing allowance of $120,000, tax gross up allowance of $66,069, travel allowance of $20,000 and financial planning allowance of $13,010.

(8)	Effective May 31, 2010, Mr. Guagliano resigned from the Company, pursuant to Section 6(d) of his employment agreement with Alterra Insurance Limited.

(9)	Includes a housing allowance of $120,000, a tax gross up allowance of $66,069, travel allowance of $20,000 and financial planning allowance of $11,240.

(10)

In connection with Mr. Mullan’s promotion to Chief Executive Officer of Alterra at Lloyd’s Ltd., the portion of his compensation paid after October 2009 was paid in pounds sterling (GBP); this portion of his compensation has been converted to U.S. dollars using the spot rate in effect at the time the payments were made.

(11)	Mr. Mullan was not a named executive officer in 2008 and 2007.

(12)	Includes a housing allowance of $100,000, $39,620 that we contributed on behalf of Mr. Mullan to our defined contribution plans and travel allowance of $16,667.

Grants of Plan Based Awards in Fiscal Year 2009

Our Compensation Committee granted restricted shares and stock options under our 2008 Incentive Plan to our named executive officers during 2009. Set forth below is information regarding awards granted in 2009.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards				All other Share Awards: Number of Shares or Units (#)		All other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards ($)	Closing Price on the Grant Date ($)
			Threshold (#)	Target (#)		Maximum (#)
W. Marston Becker	2/17/09	02/09/2009		108,333	(1)						651,081	18.25
	2/17/09	02/09/2009		33,333	(2)						608,327	18.25
	2/17/09	02/09/2009					54,795	(3)			1,000,009	18.25
Joseph W. Roberts	2/17/09	02/09/2009					35,616	(3)			649,992	18.25
Peter A. Minton	2/17/09	02/09/2009					26,849	(3)			489,994	18.25
Angelo M. Guagliano	2/17/09	02/09/2009					35,616	(3)			649,992	18.25
Adam C. Mullan	2/17/09	02/09/2009					15,288	(3)			279,006	18.25

(1)	Stock option grant made pursuant to our 2008 Incentive Plan. Award is subject to performance vesting over a two-year period. Exercise price is $18.25.

(2)	Restricted stock grant made pursuant to our 2008 Incentive Plan. Award is subject to cliff vesting over a two-year period.

(3)	Restricted stock grant made pursuant to our 2008 Incentive Plan. Award is subject to three-year cliff vesting.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer at December 31, 2009.

Name	Option Awards							Stock Awards
	Number of Shares Underlying Unexercised Options Exercisable (#)		Number of Shares Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
W. Marston Becker	10,000	(2)				21.95	4/30/14	125,288	(3)	2,793,922	33,333	(4)	743,326
	216,667	(5)				24.49	12/8/16
				108,333	(6)	18.25	2/17/19
Joseph W. Roberts	7,500	(7)				15.05	5/6/12	104,172	(8)	2,323,036
	4,590	(9)				24.59	5/6/12
Peter A. Minton	240	(10)(11)				15.00	6/29/10	91,281	(12)	2,035,566
	2,245	(10)(13)				16.00	1/1/11
	30,000	(13)				16.00	1/1/11
	4,167	(10)(14)				18.00	5/22/11
	30,000	(15)				16.00	8/13/11
	40,000	(10)(16)				16.00	8/17/11
	50,000	(17)				15.66	1/1/12
Angelo M. Guagliano	30,000	(18)				11.50	1/13/13	104,230	(19)	2,324,329
	3,580	(20)				24.41	1/13/13
	11,783	(21)				24.40	1/13/13
	5,202	(22)				24.04	1/13/13
Adam C. Mullan	0							47,848	(23)	1,067,010

(1)	Assumes stock price of $22.30, the closing price on December 31, 2009.

(2)	These options vested 34% on May 24, 2005, 33% on May 24, 2006 and 33% on May 24, 2007.

(3)	9,670 of Mr. Becker’s restricted shares vested on February 14, 2010. The remainder of Mr. Becker’s restricted shares will vest 60,823 on February 19, 2011 and 54,795 on February 17, 2012.

(4)	16,667 of Mr. Becker’s performance based restricted shares vested on January 1, 2010 and 16,666 will vest on January 1, 2011, if specified performance goals are met.

(5)	108,334 options vested on January 1, 2007 and 108,333 options vested on January 1, 2008.

(6)	54,167 of Mr. Becker’s performance based options vested on January 1, 2010 and 54,166 will vest on January 1, 2011, if specified performance goals are met.

(7)	20% of these options vested on each of May 6, 2002, May 6, 2003, May 6, 2004, May 6, 2005 and May 6, 2006.

(8)	48,699 of Mr. Roberts’ restricted shares vested on February 14, 2010. The remainder of Mr. Roberts’ restricted shares will vest 19,857 on February 19, 2011 and 35,616 on February 17, 2012.

(9)	These options vested on February 27, 2006.

(10)	These amounts relate to warrants outstanding.

(11)	20% of these warrants vested on each of June 29, 2000, June 29, 2001, June 29, 2002, June 29, 2003 and June 29, 2004.

(12)	32,232 of Mr. Minton’s restricted shares vested on February 14, 2010. The remainder of Mr. Minton’s restricted shares will vest 32,200 on February 19, 2011 and 26,849 on February 17, 2012.

(13)	20% of these warrants/options vested on each of January 1, 2001, January 1, 2002, January 1, 2003, January 1, 2004 and January 1, 2005.

(14)	20% of these warrants vested on each of May 22, 2001, May 22, 2002, May 22, 2003, May 22, 2004 and May 22, 2005.

(15)	20% of these options vested on each of August 13, 2001, August 13, 2002, August 13, 2003, August 13, 2004 and August 13, 2005.

(16)	20% of these warrants vested on each of August 17, 2001, August 17, 2002, August 17, 2003, August 17, 2004 and August 17, 2005.

(17)	20% of these options vested on each of January 1, 2002, January 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006.

(18)	20% of these options vested on each of January 13, 2003, January 13, 2004, January 13, 2005, January 13, 2006 and January 13, 2007.

(19)

32,836 of Mr. Guagliano’s restricted shares vested on February 14, 2010. The remainder of Mr. Guagliano’s restricted shares would have vested 35,778 on February 19, 2011 and 35,616 on February 17, 2012. Effective May 31, 2010, Mr. Guagliano resigned from the Company pursuant to Section 6(d) of his employment agreement. Subject to the provisions of the award agreements, all of his outstanding restricted shares vested on this date.

(20)	These options vested on February 28, 2006.

(21)	These options vested on March 5, 2007.

(22)	These options vested on May 20, 2008.

(23)	15,512 of Mr. Mullan’s restricted shares vested on February 14, 2010. The remainder of Mr. Mullan’s restricted shares will vest 17,048 on February 19, 2011 and 15,288 on February 17, 2012.

Option Exercises and Shares Vested in Fiscal Year 2009

The following table summarizes information underlying each exercise of stock options or warrants or vesting of restricted shares for each named executive officer in 2009.

Name	Option Awards				Share Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
W. Marston Becker	0		0		2,000	(1)	43,320	(2)
Joseph W. Roberts	0		0		12,000	(3)	222,000	(4)
Peter A. Minton	70,000	(5)	515,200	(6)	26,750	(3)	494,875	(4)
Angelo M. Guagliano	26,525	(7)	251,988	(8)	69,500	(9)	1,393,250	(10)
Adam C. Mullan	65,600	(11)	381,778	(12)	15,266	(3)	282,421	(4)

(1)	Share awards granted to Mr. Becker in his role as a director, which vested on September 19, 2009.

(2)	Calculated using the market value on September 18, 2009 of $21.66, the last trading date preceding the actual vesting date, which was a weekend date.

(3)	Share awards granted as officers of the Company, which vested on February 16, 2009.

(4)	Calculated using the market value on February 13, 2009 of $18.50, the last trading date preceding the actual vesting date, which was a public holiday.

(5)	Relates to the exercise of 70,000 warrants under a cashless exercise provision.

(6)

Calculated as the difference between (i) $22.36 (the average of the per share market price of our common shares for the five trading days prior to the date of exercise) and (ii) the exercise price of $15.00, multiplied by the number of warrants exercised.

(7)	Relates to the exercise of 26,525 options with an exercise price of $11.50.

(8)	Calculated as the difference between the market price at exercise of $21.00 and the exercise price of $11.50 multiplied by the number of options exercised.

(9)	Share awards granted as an officer of the Company. 19,500 vested on February 16, 2009 and 50,000 vested on October 31, 2009.

(10)

Calculated with respect to 19,500 shares using the market value on February 13, 2009 of $18.50, the last trading date preceding the actual vesting date, which was a public holiday. Calculated with respect to 50,000 shares using the market value on October 30, 2009 of $20.65, the last trading date preceding the actual vesting date, which was a weekend date.

(11)	Relates to the exercise of 53,600 options with various exercise prices between $15.00 and $16.00 and the exercise of 12,000 warrants under a cashless exercise provision.

(12)

Calculated with respect to the options as the difference between the market prices at exercise between $21.32 and $21.66 and exercise prices between $15.00 and $16.00, respectively, multiplied by the number of options exercised for each exercise. Calculated with respect to the warrants as the difference between (i) $21.31 (the average of the per share market price of our common shares for the five trading days prior to the date of exercise) and (ii) the exercise price of $16.00, multiplied by the number of warrants exercised.

Pension Benefits

We do not provide defined benefit pension plan benefits to our named executive officers.

Non-Qualified Deferred Compensation as of December 31, 2009

We offer a number of qualified and non-qualified deferred compensation plans. The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans in 2009.

Name	Executive Contributions in 2009 ($)		Company Contributions in 2009 ($)		Aggregate Earnings in 2009 ($)		Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at 12/31/09 ($)
W. Marston Becker(2)	0		0		14,173	(3)	0	160,122	(4)
Joseph W. Roberts	20,750	(5)(6)	41,500	(7)	38,671	(8)	0	276,251	(9)
Peter A. Minton(2)	0		0		43,437	(10)	0	3,050,889	(11)
Angelo M. Guagliano(2)	0		0		312,951	(12)	0	1,624,277	(13)
Adam C. Mullan	15,625	(6)(14)	31,250	(15)	22	(16)	0	203,154	(17)

(1)	There were no withdrawals or distributions by any of the named executive officers in 2009.

(2)	During 2009, Messrs Becker, Minton and Guagliano did not make contributions to our nonqualified deferred compensation plans.

(3)	Includes earnings of $11,698 with respect to amounts credited to our Excess Benefit Plan and earnings of $2,475 with respect to amounts credited to our Top Hat Plan.

(4)	Reflects balance of $133,435 in our Excess Benefit Plan and $26,687 in our Top Hat Plan.

(5)	Reflects contributions made by Mr. Roberts to our Bermuda Pension Plan.

(6)	Contribution amount by the named executive officer is included in the “Salary” column of the Summary Compensation Table above.

(7)

Reflects $20,750 we contributed on behalf of Mr. Roberts to our Bermuda Pension Plan and $20,750 we contributed on behalf of Mr. Roberts to the Alterra Insurance Limited Employee Benefit Trust. Both amounts are included in All Other Compensation in the Summary Compensation Table above.

(8)

Includes earnings of $35,655 with respect to amounts credited to our Bermuda Pension Plan and earnings of $3,016 with respect to amounts credited to the Alterra Insurance Limited Employee Benefit Trust.

(9)	Reflects balance of $212,877 in our Bermuda Pension Plan and $63,374 in the Alterra Insurance Limited Employee Benefit Trust.

(10)

Includes earnings of $752 with respect to amounts credited to our Excess Benefit Plan, earnings of $5,314 with respect to amounts credited to our Top Hat Plan and earnings of $37,371 with respect to amounts credited to our Deferred Compensation Plan for U.S. Citizens

(11)	Reflects balance of $110,618 in our Excess Benefit Plan, $802,068 in our Top Hat Plan and $2,138,203 in our Deferred Compensation Plan for U.S. Citizens.

(12)

Includes earnings of $10,824 with respect to amounts credited to our Excess Benefit Plan, earnings of $58,564 with respect to amounts credited to our Top Hat Plan and earnings of $243,563 with respect to amounts credited to our Deferred Compensation Plan for U.S. Citizens.

(13)	Reflects balance of $88,742 in our Excess Benefit Plan, $337,855 in our Top Hat Plan and $1,197,680 in our Deferred Compensation Plan for U.S. Citizens.

(14)	Reflects contributions made by Mr. Mullan to the Alterra Insurance Limited Employee Benefit Trust.

(15)

Reflects contributions we made on behalf of Mr. Mullan to the Alterra Insurance Limited Employee Benefit Trust. This amount is included in “All Other Compensation” in the summary compensation table above.

(16)	Includes earnings of $22 with respect to amounts credited to the Alterra Insurance Limited Employee Benefit Trust.

(17)	Reflects balance of $203,154 in the Alterra Insurance Limited Employee Benefit Trust.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about our common shares that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our board of directors under all of our existing equity compensation plans, including our Incentive Plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,716,957	(1)	22.24	3,396,927	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,716,957	(1)	22.24	3,396,927	(2)

(1)

Includes 1,625,805 common shares issuable upon the exercise of options that were outstanding under our Incentive Plans as of December 31, 2009. Also includes 91,152 common shares issuable upon the exercise of warrants granted in 2000 and 2001 to certain named executive officers and certain other employees pursuant to their respective employment agreements. The terms in the employment agreements providing for the granting of these warrants were approved by written shareholder resolution in December 1999.

(2)

Represents the difference between the number of securities issuable under our 2008 Incentive Plan (4,500,000) and the number of securities issued under our 2008 Incentive Plan as of December 31, 2009, 1,103,073, which consist of 852,136 restricted shares, 142,604 restricted stock units and 108,333 options.

Employment Agreements

The following paragraphs summarize the employment agreements of our named executive officers. The employment agreements also provide for severance upon certain terminations of employment. The severance provisions are described below in the section titled “Potential Payments Upon Termination or Change in Control.”

W. Marston Becker. On December 8, 2006, we entered into an employment agreement with Mr. Becker under which he serves as our Chairman and Chief Executive Officer for a term that began on November 13, 2006 and ends on November 13, 2011. Mr. Becker’s employment agreement was revised in December 2008 to comply with Code Section 409A. The agreement provides for an annual base salary of $750,000, subject to increase at the discretion of our Compensation Committee, and an annual bonus targeted at 100% of base salary with a range of 0% to 250% of base salary. The employment agreement also provided for an initial award of 100,000 restricted shares and 325,000 stock options, each divided into three equal tranches. The first tranche vested on January 1, 2007. The second tranche vested on January 1, 2008 upon the successful attainment of performance goals specified in Mr. Becker’s employment agreement as certified by our Compensation Committee on February 11, 2008. The remaining tranche was forfeited on December 31, 2008 due to performance criteria not being met.

Under the terms of his employment agreement, Mr. Becker also receives an automobile allowance of $1,000 per month, payment of country club dues not to exceed $1,000 per month, a housing allowance not to exceed $15,000 per month (plus a gross-up to the extent and in the manner we provide to our other senior executive officers who are subject to U.S. income tax) or, if more favorable to Mr. Becker, in the aggregate, the amount otherwise provided to our other senior executive officers, and participation in pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans that may be established during the term of his employment. Mr. Becker is also entitled to six weeks of paid vacation each year and access to a private plane as needed in accordance with company policy.

Mr. Becker is subject to one-year post-termination non-competition and non-solicitation restrictions in addition to perpetual confidentiality and non-disparagement requirements.

For 2009, Mr. Becker was paid a base salary of $978,300 and was awarded a cash bonus in the amount of $1,020,000. For 2010, Mr. Becker’s base salary is set at $1,065,800, the same base salary in effect at the end of 2009. This base salary amount for Mr. Becker includes a salary adjustment initially applied in 2009 in the amount of $65,800, which accounts for Mr. Becker’s loss of benefits under our Excess Benefit Plan.

Joseph W. Roberts. Effective April 1, 2007, we entered into an employment agreement with Mr. Roberts pursuant to which Mr. Roberts serves as our Executive Vice President and Chief Financial Officer. Mr. Roberts’ employment agreement runs for three years with automatic one-year extensions subject to six-month non-renewal notice by either Mr. Roberts or us. The agreement provides for an annual base salary of not less than $325,000 subject to increase at the discretion of our Compensation Committee. Pursuant to the terms of his employment agreement, Mr. Roberts is eligible for an annual bonus determined in accordance with the bonus policy applicable to our senior executive officers located in Bermuda. For 2009, Mr. Roberts’ annual bonus was targeted at 87.5% of base salary and this target has not changed for 2010.

Under the terms of his employment agreement, Mr. Roberts is also entitled to perquisites commensurate with those provided to other executive vice presidents in Bermuda, including (i) a housing allowance of not less than $10,000 per month, (ii) a club dues allowance, (iii) an automobile allowance, (iv) a travel allowance, (v) tax and financial planning services and (vi) a tax gross-up. Mr. Roberts is entitled to participate in our pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans that may be established during the term of his employment. Mr. Roberts is also entitled to no less than four weeks of paid vacation each year.

Mr. Roberts is subject to one-year post-termination non-competition and non-solicitation restrictions in addition to perpetual confidentiality and non-disparagement requirements.

For 2009, Mr. Roberts was paid a base salary of $415,000 and was awarded a cash bonus in the amount of $393,750. For 2010, Mr. Roberts’ base salary was increased to $500,000, representing a $50,000 increase in the base salary in effect for Mr. Roberts at the end of 2009.

Peter A. Minton. Effective April 1, 2007, we entered into an employment agreement with Mr. Minton pursuant to which Mr. Minton serves as our Executive Vice President and Chief Operating Officer. Mr. Minton’s employment agreement runs for three years with automatic one-year extensions subject to six-month non-renewal notice by either Mr. Minton or us. Mr. Minton’s employment agreement was revised in December 2008 to comply with Code Section 409A. The agreement provides for an annual base salary of not less than $500,000 subject to increase at the discretion of our Compensation Committee. Pursuant to the terms of the employment agreement, Mr. Minton is eligible for an annual bonus determined in accordance with the bonus policy applicable to our senior executive officers located in Bermuda. For 2009, Mr. Minton’s annual bonus was targeted at 87.5% of base salary and this target has not changed for 2010.

Under the terms of his employment agreement, Mr. Minton is also entitled to perquisites commensurate with those provided to other executive vice presidents in Bermuda, including (i) a housing allowance of not less than $10,000 per month, (ii) a club dues allowance, (iii) an automobile allowance, (iv) a travel allowance, (v) tax and financial planning services and (vi) a tax gross-up. Mr. Minton is entitled to participate in our pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans that may be established during the term of his employment. Mr. Minton is also entitled to no less than four weeks of paid vacation each year.

Mr. Minton is subject to one-year post-termination non-competition and non-solicitation restrictions in addition to perpetual confidentiality and non-disparagement requirements.

For 2009, Mr. Minton was paid a base salary of $624,550 and was awarded a cash bonus in the amount of $570,000. For 2010, Mr. Minton’s base salary was increased to $718,300 representing a $50,000 increase in the base salary in effect for Mr. Minton at the end of 2009. This base salary amount for Mr. Minton includes a recurring salary adjustment initially applied in 2009 in the amount of $43,300, which accounts for Mr. Minton’s loss of benefits under our Excess Benefit Plan.

Angelo M. Guagliano. Effective April 1, 2007, Alterra Insurance entered into an employment agreement with Mr. Guagliano, pursuant to which Mr. Guagliano serves as President and Chief Executive Officer of Alterra Insurance. Mr. Guagliano’s employment agreement runs for three years with automatic one-year extensions subject to six-month non-renewal notice by either Mr. Guagliano or Alterra Insurance. Mr. Guagliano’s employment agreement was revised in December 2008 to comply with Code Section 409A. The agreement provides for an annual base salary of not less than $475,000 subject to increase at the discretion of our Compensation Committee. Pursuant to the terms of the employment agreement, Mr. Guagliano is eligible for an annual bonus determined in accordance with the bonus policy applicable to other senior executive officers located in Bermuda. For 2009, Mr. Guagliano’s annual bonus was targeted at 87.5% of base salary and this target has not changed for 2010.

Under the terms of his employment agreement, Mr. Guagliano is also entitled to receive perquisites commensurate with those provided to other executive vice presidents in Bermuda, including (i) a housing allowance of not less than $10,000 per month, (ii) a club dues allowance, (iii) an automobile allowance, (iv) a travel allowance, (v) tax and financial planning services and (vi) a tax gross-up. Mr. Guagliano is entitled to participate in our pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans that may be established during the term of his employment. Mr. Guagliano is also entitled to no less than four weeks of paid vacation each year.

Mr. Guagliano is subject to one-year post-termination non-competition and non-solicitation restrictions in addition to perpetual confidentiality and non-disparagement requirements.

For 2009, Mr. Guagliano was paid a base salary of $550,800 and was awarded a cash bonus in the amount of $504,000. For 2010, Mr. Guagliano’s base salary was increased to $575,800, representing a $25,000 increase in the base salary in effect for Mr. Guagliano at the end of 2009.

This base salary amount for Mr. Guagliano includes a salary adjustment initially applied in 2009 in the amount of $40,800, which accounts for Mr. Guagliano’s loss of benefits under our Excess Benefit Plan.

Adam C. Mullan. In 2005, we entered into an employment offer letter with Mr. Mullan pursuant to which he served as a Managing Director of Alterra Reinsurance Europe Limited. The offer letter provided for an annual base salary of £150,000 subject to annual review and provided for Mr. Mullan’s participation in our annual cash bonus program and long-term incentive plan. Mr. Mullan also participated in a contributory pension scheme pursuant to which he contributed 5% of his base salary and his employer contributed an amount equal to 10% of his base salary. Mr. Mullan was also entitled to a car allowance of €1,500 per month, club initiation fees up to €10,000 and annual club dues of €3,000, annual financial planning expenses of €8,000 and payment of an annual physical examination. Mr. Mullan was also entitled to participate in certain employee benefit schemes, including a short-term disability scheme, long-term disability scheme and health, life and dental schemes. In November 2009, Mr. Mullan was appointed Chief Executive Officer of Alterra at Lloyd’s and we are presently negotiating a new employment agreement with him, the terms and conditions of which will be based on those of similarly situated executives.

For 2009, Mr. Mullan was paid a base salary of $396,197 and was awarded a cash bonus in the amount of $316,750. For 2010, Mr. Mullan’s base salary is set at $492,510, the same base salary in effect at the end of 2009. In connection with Mr. Mullan’s promotion to Chief Executive Officer of Alterra at Lloyd’s, the portion of his compensation paid after October 2009 was paid, and will continue to be paid, in pounds sterling (GBP); this portion of his compensation has been converted to U.S. dollars using the spot rate in effect at the time the payments were made.

2008 Incentive Plan

General. The purpose of our 2008 Incentive Plan, which was approved at our May 2008 Annual General Meeting, is to allow us to attract and retain key personnel and provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, which may (but need not) be measured by reference to the value of our shares, thereby strengthening their commitment to our welfare and aligning their interests with those of our shareholders. Our 2008 Incentive Plan has a term of ten years and no further awards may be granted under the 2008 Incentive Plan after that date.

Administration. Our Compensation Committee administers our 2008 Incentive Plan and has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2008 Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to our 2008 Incentive Plan.

Awards Available for Grant. Our Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Number of Shares Authorized. Our 2008 Incentive Plan provides for an aggregate of 4,500,000 common shares to be available for awards. No participant may be granted awards of options or stock appreciation rights with respect to more than 600,000 common shares in any one year. No more than 600,000 common shares (or the equivalent fair market value thereof) may be earned in respect of performance compensation awards granted to any participant for a single calendar year during a performance period. The maximum amount that can be paid to a participant in any calendar year pursuant to a performance compensation award in the form of a cash bonus is $15,000,000. If there is a change in our corporate capitalization or a corporate transaction or event that affects our common shares, our Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance, the number of shares covered by awards then outstanding, the limitations on awards, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate under our 2008 Incentive Plan.

Transferability. In general, awards granted under our 2008 Incentive Plan may only be exercised by the participant, subject to certain permissible transfers by will or laws of descent or in the discretion of our Compensation Committee.

Amendment. Our board of directors may amend, suspend or terminate our 2008 Incentive Plan at any time, subject to any shareholder approval requirements related to the amendment of our 2008 Incentive Plan. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control. In the event of a “change in control” (as defined below), our Compensation Committee may provide that all or any portion of any outstanding options and equity awards (other than performance compensation awards) issued under our 2008 Incentive Plan will become fully vested and performance compensation awards will vest based on the level of attainment of the specified performance goals or assuming that target levels of performance have been attained, or on some other basis, as determined by our Compensation Committee. Our Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control.

For purposes of our 2008 Incentive Plan, “change in control” means (i) a sale, lease exchange or other transfer (in one or more related transactions) of all or substantially all of our assets or those of Alterra Insurance, (ii) any person or group of persons becomes the beneficial owner of our outstanding securities that represent 51% or more of the combined voting power of our then outstanding securities, provided, that, certain types of acquisitions (e.g., certain acquisitions directly from us or by us or by an employee benefit plan that we sponsor) will not constitute a change in control, (iii) during any period of two consecutive years, individuals who at the beginning of that period constituted our board of directors (together with any new directors subsequently elected to our board of directors whose nomination by our shareholders was approved by a vote of our board of directors then still in office who are either directors at the beginning of that period or whose election or nomination for election was so previously approved) cease for any reason to constitute a majority of our board of directors then in office, (iv) our board of directors or shareholders approve a merger or consolidation of us with any other corporation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities immediately after the merger or consolidation and at least a majority of the members of our board or directors of the resultant entity after the transaction were members of our board of directors at the time of the execution of the initial agreement or of the action of our board of directors providing for the transaction, or (v) our board of directors or shareholders approve a plan of complete liquidation of us or an agreement for the sale or disposition by us (in one or a series of transactions) of all or substantially all of our assets.

The closing of the amalgamation constituted a change in control under our 2008 Incentive Plan triggering accelerated vesting of unvested equity awards (other than equity awards granted after December 31, 2009). As discussed in the Compensation Discussion and Analysis, our named executive officers agreed to waive the accelerated vesting of their equity awards in connection with the amalgamation. Notwithstanding this waiver, Mr. Guagliano resigned from the Company effective May 31, 2010 pursuant to Section 6(d) of his employment agreement. As a result, all of Mr. Guagliano’s affected awards vested on that date.

Nonqualified Deferred Compensation Plans

We maintain three nonqualified deferred compensation plans in which certain named executive officers of Alterra Capital who are U.S. taxpayers participate: the Excess Benefit Plan, the Top Hat Plan and the Deferred Compensation Plan for U.S. Citizens.

The Excess Benefit Plan was established on January 1, 2005 to enable salaried employees who participate in the Alterra Capital Holdings Limited 401(k) Plan to receive employer contributions that are in excess of the limits imposed on contributions to the 401(k) Plan under Code Section 415, or, effective as of January 1, 2008, under Code Section 401(a)(17). Each year, we make a contribution to the Excess Benefit Plan on behalf of each participant in an amount equal to the difference between (i) the amount we would have contributed to the 401(k) Plan if the limitations imposed under Code Section 415 (for years prior to 2008) or 401(a)(17) (for 2008) did not apply and (ii) the amount we actually contributed to the 401(k) Plan for the participant. Participants are not permitted to make contributions to the Excess Benefit Plan. On December 31, 2008, participants who were not yet 100% vested became immediately vested and the Excess Benefit Plan was frozen following the enactment of Code Section 457A. No further contributions may be made to the Excess Benefit Plan.

The Top Hat Plan, which was established on January 1, 2005, permits a select group of our management employees to elect to defer receipt of all or any portion of their annual base salaries and/or annual cash bonuses in accordance with the requirements imposed by Code Section 409A. The Top Hat Plan is the successor plan to the Deferred Compensation Plan for U.S. Citizens, which plan is substantially identical to the Top Hat Plan (except for the vesting requirements discussed below) but does not permit salary and bonus deferrals for periods after December 31, 2005. Effective December 31, 2008, the Top Hat Plan was frozen following the enactment of Code Section 457A. No further contributions may be made to the Top Hat Plan.

Amounts credited to the Excess Benefit Plan and the Deferred Compensation Plan for U.S. Citizens became vested and non-forfeitable on the earliest of (i) December 31, 2008, (ii) the date on which the participant completed two years of service with us, or (iii) the participant’s death or disability. Amounts deferred under the Top Hat Plan are fully vested at all times. Contributions to the plans are deemed to be invested by each participant in one or more of the investment vehicles selected for this purpose by the committee administering the plans and/ or in the participant’s self-directed investment account and any earnings on these deemed investments are credited to the participant’s account under the plans. Except for amounts contributed to the plans with respect to 2005 (which are distributed only upon the participant’s separation from service, death or disability), payment under the plans will generally occur upon the earlier of (x) the participant’s separation from service, death or disability (y) a specific date (or dates) elected by the participant or (z) December 31, 2017.

Defined Contribution Plans

As of December 31, 2009, we, through Alterra Capital, Alterra Insurance, Alterra Europe and Alterra at Lloyd’s, maintained five defined contribution arrangements for our employees and the employees of our Bermuda, Irish and United Kingdom subsidiaries: (i) the Alterra Insurance National Pension Scheme for Bermudian employees and employees whose spouses are Bermudian; (ii) the Alterra Insurance Employee Benefit Trust (as described below) for certain non U.S. taxpayers who work in Bermuda; (iii) a 401(k) plan for U.S. taxpayers who work in Bermuda; (iv) the Alterra Europe Pension for employees of the operating subsidiaries in Ireland; and (v) the Scottish Widows Pension Scheme for the employees of our operating subsidiaries based in the United Kingdom.

Other than the Scottish Widows Pension Scheme, with respect to amounts contributed by an employee into the applicable deferred compensation plan of up to 5% of covered compensation, we match 100% to 200% of the employee’s contribution up to applicable covered compensation levels, subject to certain vesting requirements based on length of employment. The 401(k) plan for U.S. taxpayers who work in Bermuda has been amended to be a safe harbor plan within the meaning of the Code, effective as of January 1, 2008. We match 100% of the first 3% of qualified contributions and 50% of the next 2% up to a maximum of 4% of qualified contributions. All contributions are immediately 100% vested. With respect to the Scottish Widows Pension Scheme, we contribute 10% of the participating employee’s covered compensation.

The Alterra Insurance Employee Benefit Trust is a segregated trust offered to certain non-U.S. citizens. The trust is managed by Fiduciary Partners Trust Company Ltd. and permits the individual employee to direct investment of the funds allocated to his or her trust account.

As of December 31, 2009, we, through Alterra USA Holdings, maintained an additional “safe harbor” 401(k) plan within the meaning of the Code for employees located in the United States. We match 100% of the first 3% of qualified contributions and 50% of the next 2% up to a maximum of 4% of qualified contributions. All contributions are immediately 100% vested.

Potential Payments Upon Termination or Change in Control

W. Marston Becker. In the event his employment terminates for any reason, Mr. Becker is generally entitled to receive the following accrued amounts: (i) accrued but unpaid base salary; (ii) earned but unpaid bonus; and (iii) accrued vacation pay.

In the event that we terminate Mr. Becker’s employment without Cause (as defined below) during the term of his employment agreement, in addition to the accrued amounts set forth above, Mr. Becker will receive a pro-rata bonus (reflecting both the cash and restricted stock bonus components) for the year in which his employment terminates and severance in an amount equal to $1,500,000, of which $750,000 will be paid six months following the date of his termination and the remaining $750,000 will be paid in equal installments over the course of the following six months, in accordance with our regular payroll practices.

In the event that Mr. Becker’s employment terminates due to the expiration of the term of his employment agreement, in addition to the accrued amounts set forth above, Mr. Becker will receive a pro-rata bonus (reflecting both the cash and restricted stock bonus components) for the year in which his employment terminates and severance in an amount equal to $750,000, of which $375,000 will be paid six months following the date his employment terminates and the remaining $375,000 will be paid in equal installments over the course of the following six months, in accordance with our regular payroll practices.

In the event Mr. Becker’s employment terminates due to his death or disability (as defined below), in addition to the accrued amounts set forth above, Mr. Becker or his beneficiaries will receive a pro-rata bonus (reflecting both the cash and restricted stock bonus components) for the year in which his employment terminates.

In the event that Mr. Becker terminates his employment for Good Reason (as defined below) or in the event that his employment terminates for any reason following a change in control (as defined below), in addition to the accrued amounts set forth above, Mr. Becker will receive a pro-rata bonus (reflecting both the cash and restricted stock bonus components) for the year in which his employment terminates and severance in an amount equal to three times the sum of (i) and (ii) where (i) is his then current annual base salary and (ii) is the greater of his last paid bonus or target bonus for the year of termination (in each case, reflecting both the cash and restricted stock bonus components). One-half of the severance amount will be paid six months following the date his employment terminates and the remaining one-half will be paid in equal installments over the course of the following six months, in accordance with our regular payroll practices.

In addition, in the event that any payment or benefit made to Mr. Becker is subject to excise tax because it is made in connection with a change in control within the meaning of Code Section 280G, we will pay Mr. Becker an amount necessary to gross him up for the amount of the excise tax, plus any additional taxes, penalties or interest. However, we may reduce the payments or benefits due to Mr. Becker but only if reducing the payments or benefits by less than 15% in the aggregate would avoid the imposition of the excise tax.

Assuming Mr. Becker’s employment terminated or there was a change in control under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value as outlined below of:

Event	Pro-Rated Bonus		Total Cash Severance		Value of Accelerated Equity(1)		Gross Up		Total
Termination without Cause	3,400,000	(2)	1,500,000	(3)	3,975,997	(4)	0		8,875,997
Termination upon Death or Disability	3,400,000	(2)	0		2,150,121	(5)	0		5,550,121
Termination upon Expiration of the Employment Agreement without similar offer of employment	3,400,000	(2)	750,000	(3)	3,975,997	(4)	0		8,125,997
Termination for Cause or without Good Reason	0		0		0		0		0
Termination for Good Reason or following a Change in Control	3,400,000	(2)	12,789,600	(6)	3,975,997	(4)	6,289,059	(7)	26,454,656
Termination upon Retirement	3,400,000	(2)	0		0	(8)	0		3,400,000
Change in Control Only(9)	0		0		3,975,997	(4)	0		3,975,997

(1)

Calculated as the sum of (i) the number of restricted shares that vest upon termination of employment multiplied by the closing price of our common shares on December 31, 2009 ($22.30) and (ii) the number of options vesting upon termination of employment multiplied by the difference between $22.30 and the applicable exercise price of the options, unless the result is negative in which case the value is determined to be $nil.

(2)	Assumes that pro-rated bonus equals total actual bonus for 2009 performance.

(3)	Equal to contractually stated severance amount.

(4)	Calculated assuming that all unvested restricted shares and options fully vest upon a change in control or termination of employment, as applicable.

(5)

Calculated assuming that the 33,333 restricted shares granted on February 19, 2009 fully vest and that all other unvested restricted shares vest on a pro-rata basis and that all unvested performance vesting options terminate.

(6)

Calculated as three times the aggregate of (i) Mr. Becker’s then current base salary and (ii) the greater of Mr. Becker’s last paid bonus or then current target bonus. Assumes target bonus equals 300% of current base salary.

(7)

Pursuant to his employment agreement, Mr. Becker under certain circumstances is entitled to receive a gross-up payment from us to make him whole as a result of any excise taxes that may be imposed upon him under Code Section 4999.

(8)

Calculated assuming that all unvested non-performance vesting restricted shares continue to vest per their original vesting schedule and all unvested performance vesting restricted shares and options terminate. Calculated using the closing price of our common shares on December 31, 2009 ($22.30), the unvested awards have a value of $2,793,922.

(9)

Mr. Becker is generally entitled to vesting of his equity awards upon a change in control. However, pursuant to the amalgamation, Mr. Becker has waived 100% of the accelerated vesting of equity awards that would have vested upon consummation of the amalgamation. This waiver does not apply to any other change in control event.

Notwithstanding the disclosure set forth in the table above, as a result of the amalgamation, should Mr. Becker’s employment terminate for any reason after May 12, 2010, such termination shall be deemed to be following a change in control and as such Mr. Becker will receive a pro-rata bonus for the year in which his employment terminates and severance in an amount equal to three times the sum of (i) and (ii) where (i) is his then current annual base salary and (ii) is the greater of his last paid bonus or target bonus for the year of termination (in each case, reflecting both the cash and restricted stock bonus components) and will be entitled to receive a gross-up payment from the Company to make him whole as a result of any excise taxes that may be imposed upon him under Code Section 4999.

Joseph W. Roberts, Peter A. Minton and Angelo M. Guagliano. Pursuant to the terms of the employment agreements for each of Messrs. Roberts, Minton and Guagliano (each, for purposes of this discussion, an “executive”), in the event that an executive’s employment terminates for any reason, he is generally entitled to receive the following accrued amounts: (i) accrued but unpaid base salary; (ii) accrued but unused vacation pay; and (iii) reimbursement for previously incurred reasonable business expenses. The executive will also be entitled to any other rights, compensation and benefits that may be due to him in accordance with the terms and provisions of any of our agreements, plans or programs.

In the event that an executive’s employment is terminated by us (or Alterra Insurance in the case of Mr. Guagliano) without Cause (as defined below) or by the executive for Good Reason (as defined below), in addition to the accrued amounts set forth above, the executive will receive any accrued but unpaid bonus, a pro-rated bonus (reflecting both the cash and restricted stock bonus components) payable for the year of termination of employment and regular severance in an amount equal to the sum of the executive’s then current annual base salary and the bonus (reflecting both the cash and restricted stock bonus components) last paid or payable to the executive in respect of the last completed fiscal year preceding termination. The regular severance is payable in twelve substantially equal monthly installments and is contingent upon the executive’s execution and non-revocation of a general release of claims in our favor. The pro-rated bonus for the year of termination is payable no later than March 15th of the calendar year following termination. In addition to the foregoing payments, Mr. Roberts will receive an additional 730 days of vesting credit (provided the total number of days of vesting credit does not exceed 1,095) in determining the vesting of 35,000 restricted shares that we granted Mr. Roberts in February 2007.

Notwithstanding the foregoing, in the event that an executive’s employment is terminated by us (or Alterra Insurance in the case of Mr. Guagliano) without Cause or by the executive for Good Reason in connection with, upon the occurrence of, or within twelve months following a change in control (as defined below), then in lieu of the above regular severance amount, the executive will receive enhanced severance in an amount equal to two times the sum of the executive’s then current annual base salary and target bonus (reflecting both the cash and restricted stock bonus components). The enhanced severance is payable in a lump sum, but with respect to Messrs. Minton and Guagliano, the portion of the enhanced severance that is equal to the regular severance is only payable in lump sum if the executive’s employment is terminated within twelve months following a change in control that constitutes a “change in control event” within the meaning of Code Section 409A. Otherwise, that portion of the enhanced severance is payable in monthly installments as set forth above. The regular or enhanced severance payments are made (or begin, in the case of installments) upon the expiration of the applicable release revocation period or six months following the date of the executive’s termination in the event that we determine that the executive is a “specified employee” and the severance is “nonqualified deferred compensation” within the meaning of Code Section 409A (with the first payment being a lump sum equal to the aggregate payments that would have been made during the prior six-month period, in the case of installments).

In the event that an executive’s employment terminates because we (or Alterra Insurance in the case of Mr. Guagliano) provide the executive with notice of our intent not to renew the term of his employment agreement, in addition to the accrued amounts set forth above, we will continue to pay the executive his then current base salary for six months following his termination, contingent upon the executive’s execution and non-revocation of a general release of claims in our favor. Payment of the executive’s continued base salary will begin upon the expiration of the applicable release revocation period unless we determine the executive is a “specified employee” and the severance is “nonqualified deferred compensation” within the meaning of Code Section 409A, in which case the continued base salary will be paid in lump sum six months following the executive’s termination.

In the event that an executive’s employment terminates due to his death or disability (as defined below), in addition to the accrued amounts set forth above, the executive or his beneficiaries will receive any accrued but unpaid bonus and a pro-rata bonus (reflecting both the cash and restricted stock bonus components) for the year in which his employment terminates.

In the event that an executive’s employment terminates due to his retirement, in addition to the accrued amounts set forth above, the executive will receive any accrued but unpaid bonus and a pro-rata bonus (reflecting both the cash and restricted stock bonus components) for the year in which he retires. Payment of the pro-rata bonus is contingent on the executive not engaging in employment, consulting, directorships or certain other relationships without the consent of our board (or Alterra Insurance’s board in the case of Mr. Guagliano).

Assuming Mr. Roberts’ employment terminated or there was a change in control under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus		Total Cash Severance		Value of Accelerated Equity(1)		Total
Termination without Cause or for Good Reason	1,125,000	(2)	1,450,000	(3)	1,580,446	(3)	4,155,446
Termination upon Death or Disability	1,125,000	(2)	0		1,549,805	(5)	2,674,805
Termination upon Six months notice of Non-renewal of Employment Agreement by Employee	0		0		0		0
Termination upon Six months notice of Non-renewal of Employment Agreement by Employer	0		225,000	(6)	0	(7)	225,000
Termination for Cause or Without Good Reason	0		0		0		0
Termination without Cause or for Good Reason in connection, upon the occurrence of, or within 12 months following a Change in Control	1,125,000		3,150,000	(7)	2,323,036	(8)	6,598,036
Termination upon Retirement (not eligible as of December 31, 2009)	0		0		0		0
Change in Control Only(9)	0		0		2,323,036	(8)	2,323,036

(1)

Calculated as the sum of (i) the number of restricted shares vesting upon termination of employment multiplied by the closing price of our common shares on December 31, 2009 ($22.30) and (ii) the number of options vesting upon termination of employment multiplied by the difference between $22.30 and the applicable exercise price of the options, unless the result is negative in which case the value is determined to be $nil.

(2)	Assumes that pro-rated bonus equals actual bonus for 2009 performance.

(3)	Calculated as the sum of (i) Mr. Roberts’ base salary in effect on December 31, 2009 and (ii) the bonus paid to Mr. Roberts with respect to the fiscal year ended December 31, 2008.

(4)

Calculated assuming (i) pro-rata vesting of all unvested restricted shares provided, however, that Mr. Roberts was granted an additional 730 days of credit in determining the vesting of the 35,000 restricted shares from Mr. Roberts’ February 2007 award and (ii) pro-rata vesting of all unvested options that would have vested on the next scheduled vesting date.

(5)	Calculated assuming (i) pro-rata vesting of unvested restricted shares and (ii) pro-rata vesting of all unvested options that would have vested on the next scheduled vesting date.

(6)	Calculated as six months of Mr. Roberts’ then current base salary.

(7)	Calculated as two times the aggregate of (i) Mr. Roberts’ then current base salary and (ii) Mr. Roberts’ then current target bonus. Assumes target bonus equals 250% of current base salary.

(8)	Calculated assuming that all unvested restricted shares and options fully vest upon a change in control or termination of employment, as applicable.

(9)

Mr. Roberts is generally entitled to vesting of his equity awards upon a change in control. However, pursuant to the amalgamation, Mr. Roberts has waived 100% of the accelerated vesting of equity awards that would have vested upon consummation of the amalgamation. This waiver does not apply to any other change in control event.

Assuming Mr. Minton’s employment terminated under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus		Total Cash Severance		Value of Accelerated Equity(1)		Total
Termination without Cause or for Good Reason	1,900,000	(2)	2,108,300	(3)	1,311,641	(4)	5,319,941
Termination upon Death or Disability	1,900,000	(2)	0		1,311,641	(4)	3,211,641
Termination upon Six months notice of Non-renewal of Employment Agreement by Employee	0		0		0		0
Termination upon Six months notice of Non-renewal of Employment Agreement by Employer	0		334,150	(5)	0		334,150
Termination for Cause or without Good Reason	0		0		0		0
Termination without Cause or for Good Reason in connection, upon the occurrence of, or within 12 months following a Change in Control	1,900,000	(2)	4,678,100	(6)	2,035,566	(7)	8,613,666
Termination upon Retirement	1,900,000	(2)	0		0	(8)	1,900,000
Change in Control Only(9)	0		0		2,035,566	(7)	2,035,566

(1)

Calculated as the sum of (i) the number of restricted shares vesting upon termination of employment multiplied by the closing price of our common shares on December 31, 2009 ($22.30) and (ii) the number of options vesting upon termination of employment multiplied by the difference between $22.30 and the applicable exercise price of the options, unless the result is negative in which case the value is determined to be $nil.

(2)	Assumes that pro-rated bonus equals actual bonus for 2009 performance.

(3)	Calculated as the sum of (i) Mr. Minton’s base salary in effect on December 31, 2009 and (ii) the bonus paid to Mr. Minton with respect to the fiscal year ended December 31, 2008.

(4)	Calculated assuming (i) pro-rata vesting of all unvested restricted shares and (ii) pro-rated vesting of all unvested options that would have vested on the next scheduled vesting date.

(5)	Calculated as six months of Mr. Minton’s then current base salary.

(6)	Calculated as two times the aggregate of (i) Mr. Minton’s then current base salary and (ii) Mr. Minton’s then current target bonus. Assumes target bonus equals 250% of current base salary.

(7)	Calculated assuming that all unvested restricted shares and options fully vest upon change in control or termination of employment, as applicable.

(8)

Restricted shares continue to vest per their original vesting schedule. Calculated using the closing price of our common shares on December 31, 2009 ($22.30), the unvested awards have a value of $2,035,566.

(9)

Mr. Minton is generally entitled to vesting of his equity awards upon a change in control. However, pursuant to the amalgamation, Mr. Minton has waived 100% of the accelerated vesting of equity awards that would have vested upon consummation of the amalgamation. This waiver does not apply to any other change in control event.

Assuming Mr. Guagliano’s employment terminated under each of the circumstances described above on December 31, 2009, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus		Total Cash Severance		Value of Accelerated Equity(1)		Total
Termination without Cause or for Good Reason	1,440,000	(2)	1,750,800	(3)	1,431,080	(4)	4,621,880
Termination upon Death or Disability	1,440,000	(2)	0		1,431,080	(4)	2,871,080
Termination upon Six months notice of Non-renewal of Employment Agreement by Employee	0		0		0		0
Termination upon Six months notice of Non-renewal of Employment Agreement by Employer	0		275,400	(5)	0		275,400
Termination for Cause or without Good Reason	0		0		0		0
Termination without Cause or for Good Reason in connection, upon the occurrence of, or within 12 months following a Change in Control	1,440,000	(2)	3,855,600	(6)	2,324,329	(7)	7,619,929
Termination upon Retirement	1,440,000	(2)	0		0	(8)	1,440,000
Change in Control Only(9)	0		0		2,324,329	(7)	2,324,329

(1)

Calculated as the sum of (i) the number of restricted shares vesting upon termination of employment multiplied by the closing price of our common shares on December 31, 2009 ($22.30) and (ii) the number of options vesting upon termination of employment multiplied by the difference between $22.30 and the applicable exercise price of the options, unless the result is negative in which case the value is determined to be $nil.

(2)	Assumes that pro-rated bonus equals actual bonus for 2009 performance.

(3)	Calculated as the sum of (i) Mr. Guagliano’s base salary in effect on December 31, 2009 and (ii) the bonus paid to Mr. Guagliano with respect to the fiscal year ended December 31, 2008.

(4)	Calculated assuming (i) pro-rata vesting of all unvested restricted shares and (ii) pro-rated vesting of all unvested options that would have vested on the next scheduled vesting date.

(5)	Calculated as six months of Mr. Guagliano’s then current base salary.

(6)	Calculated as two times the aggregate of (i) Mr. Guagliano’s then current base salary and (ii) Mr. Guagliano’s then current target bonus. Assumes target bonus equals 250% of current base salary.

(7)	Calculated assuming that all unvested restricted shares and options fully vest upon a change in control or termination of employment, as applicable.

(8)

Restricted shares continue to vest per their original vesting schedule. Calculated using the closing price of our common shares on December 31, 2009 ($22.30), the unvested awards have a value of $2,324,329.

(9)

Mr. Guagliano is generally entitled to vesting of his equity awards upon a change in control. However, pursuant to the amalgamation, Mr. Guagliano has waived 100% of the accelerated vesting of equity awards that would have vested upon consummation of the amalgamation. This waiver does not apply to any other change in control event and does not apply in connection with Mr. Guagliano’s retirement on May 31, 2010.

Effective May 31, 2010, Mr. Guagliano resigned from the Company, pursuant to Section 6(d) of his employment agreement (termination for Good Reason in connection, upon the occurrence of, or within 12 months following a Change in Control). Mr. Guagliano is entitled to receive the separation benefits set forth within his agreement and as described above.

Adam C. Mullan. Mr. Mullan does not have a written employment agreement but we are presently negotiating a new employment agreement with him, the terms and conditions of which will be based on those of similarly situated executives. Based on understandings with Mr. Mullan and our Company, he is entitled to the severance payments and benefits generally applicable to Messrs. Roberts, Minton and Guagliano, as discussed above.

Assuming that Mr. Mullan’s employment terminated or there was a change in control under each of the circumstances set forth in the chart below on December 31, 2009, Mr. Mullan would be entitled to payments and benefits having an estimated value of:

	Pro-Rated Bonus		Total Cash Severance		Value of Accelerated Equity(1)		Total
Termination without Cause or for Good Reason	905,400	(2)	1,146,510	(3)	668,130	(4)	2,720,040
Termination upon Death or Disability	905,400	(2)	0		668,130	(4)	1,573,530
Termination for Cause or without Good Reason	0		0		0		0
Termination without Cause or for Good Reason following a Change in Control	905,400	(2)	3,447,570	(5)	1,067,010	(6)	5,419,980
Termination upon Retirement (not eligible as of December 31, 2009)	0		0		0		0
Change in Control only(7)	0		0		1,067,010	(6)	1,067,010

(1)

Calculated as the sum of (i) the number of restricted shares vesting upon termination of employment multiplied by the closing price of our common shares on December 31, 2009 ($22.30) and (ii) the number of options vesting upon termination of employment multiplied by the difference between $22.30 and the applicable exercise price of the options, unless the result is negative in which case the value is determined to be $nil.

(2)	Assumes that pro-rated bonus equals actual bonus for 2009 performance.

(3)	Calculated as the sum of (i) Mr. Mullan’s base salary in effect on December 31, 2009 and (ii) the bonus paid to Mr. Mullan with respect to the fiscal year ended December 31, 2008.

(4)	Calculated assuming (i) pro-rata vesting of all unvested restricted shares and (ii) pro-rated vesting of all unvested options that would have vested on the next scheduled vesting date.

(5)	Calculated as two times the aggregate of (i) Mr. Mullan’s then current base salary and (ii) target bonus equal to 250% of current base salary.

(6)	Calculated assuming that all unvested restricted shares and options fully vest upon a change in control or termination of employment, as applicable.

(7)

Mr. Mullan is generally entitled to vesting of his equity awards upon a change in control. However, pursuant to the amalgamation, Mr. Mullan has waived 100% of the accelerated vesting of equity awards that would have vested upon consummation of the amalgamation. This waiver does not apply to any other change in control event.

Employment Agreement Definitions

For purposes of the employment agreements described herein, “Cause” generally means the named executive officer’s (i) drug or alcohol use which impairs his ability to perform his duties, (ii) conviction by a court, or plea of “no contest” or guilty to a felony or equivalent, (iii) engaging in fraud, embezzlement or any other illegal conduct with respect to us, (iv) willful violation of the restrictive covenants set forth in the named executive officer’s employment agreement, (v) willful failure or refusal to perform the duties under the named executive officer’s employment agreement, (vi) breach of any material provision of the named executive officer’s employment agreement related to conduct which is not cured, if curable, within 10 days after written notice is given by us to the named executive officer (or in the case of Mr. Becker, 30 days written notice), or (vii) willful misconduct that is directly related to the employment relationship and that has a material detrimental effect on us or our affiliates (except in the case of Mr. Becker).

For purposes of the employment agreements described herein, “Good Reason” means any of the following events which is not cured, if curable, within thirty days after the named executive officer has given notice to us of (i) any material and adverse change to his duties or authority which is inconsistent with his title and position as applicable, (ii) a reduction of the named executive officer’s base salary, or (iii) a failure by us to comply with any other material provisions or obligations pursuant to the named executive officer’s employment agreement. For Messrs. Becker, Minton, Roberts and Guagliano, the following events would also constitute Good Reason: (a) a diminution of the named executive officer’s title or position; or (b) the relocation of the named executive officer’s office outside of Bermuda. Good reason for Mr. Becker may also be triggered upon a material reduction in the benefits set forth in his employment agreement. For Messrs. Minton, Roberts and Guagliano, a target bonus below 50% of base salary may also constitute Good Reason under each respective employment agreement.

For purposes of the employment agreements described herein, “disability” generally means if, as a result of incapacity due to physical or mental illness, the named executive officer is substantially unable to perform his duties for an entire period of at least 120 consecutive days (180 days in the case of Mr. Becker) or 180 non-consecutive days within any 365-day period.

For purposes of Messrs. Becker’s, Roberts’ and Minton’s employment agreements, the term “change in control” generally means (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of Alterra Capital or those of Alterra Insurance, (ii) any person is or becomes, directly or indirectly, the beneficial owner of our securities representing 51% or more of the combined voting power of our then outstanding voting securities, (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute our board of directors and any new director, whose election to the board of directors or nomination for election to the board of directors by our shareholders was approved by a vote of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office, or (iv) our board of directors or our shareholders approve a merger or consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 80% of the total voting power represented by our voting securities immediately after such merger or consolidation, or our board of directors or our shareholders approve a plan of complete liquidation or an agreement for the sale or disposition (in one or a series of transactions) of all or substantially all of our assets.

For purposes of Mr. Guagliano’s employment agreement, the term “change in control” means (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of our assets or those of Alterra Insurance, (ii) any person is or becomes, directly or indirectly, the beneficial owner of securities of Alterra Insurance that represent 51% or more of the combined voting power of Alterra Insurance’s then outstanding voting securities, (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors whose nomination by our shareholders was approved by a vote of our board of directors then still in office who are either directors at the beginning of such period or whose election or nomination for election was so previously approved) cease for any reason to constitute a majority of our board of directors then in office, or (iv) our board of directors or our shareholders approve a merger or consolidation of the parent with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 80% of the total voting power represented by our voting securities immediately after such merger or consolidation, or our board of directors or shareholders approve a plan of our complete liquidation or an agreement for the sale or disposition by us (in one or a series of transactions) of all or substantially all of our assets.

Incentive Plans

Generally, our restricted share awards granted on or after February 8, 2010, provide that, upon termination of the named executive officer’s service relationship with us, the named executive officer will receive immediate vesting of his restricted share awards if the termination of the service relationship resulted from (i) his death, (ii) termination by us due to the named executive officer’s disability (as defined below), (iii) termination by us without Cause (as defined in our 2008 Incentive Plan) or (iv) termination by the named executive officer for Good Reason (as defined in the named executive officer’s employment agreement). Subject to certain limitations, if the service relationship is terminated as a result of the failure of the Bermuda immigration authorities to renew a Bermuda-based named executive officer’s work permit (through no fault of the employee), the named executive officer is eligible to receive full vesting of the outstanding restricted awards. For those share awards with retirement provisions, upon retirement the named executive officer’s award vesting schedule will remain unchanged. If the service relationship with the named executive officer ends for a reason other than those listed in this paragraph, the restricted shares will be forfeited and the named executive officer will have no rights with respect to the award.

Generally, our restricted share awards granted prior to February 8, 2010 provide that, upon termination of the named executive officer’s service relationship with us, the named executive officer will receive immediate vesting of a pro-rata portion of his restricted share awards if the termination of the service relationship resulted from (i) his death, (ii) termination by us due to the named executive officer’s disability (as defined below), (iii) termination by us without Cause (as defined in our 2000 Incentive Plan) or (iv) termination by the named executive officer for Good Reason (as defined in the named executive officer’s employment agreement). Subject to certain limitations, if the service relationship is terminated as a result of the failure of the Bermuda immigration authorities to renew a Bermuda-based named executive officer’s work permit (through no fault of the employee), the named executive officer is eligible to receive full vesting of the outstanding restricted awards. Upon retirement, the named executive officer’s award vesting schedule will remain unchanged provided that, during the term of the vesting period, the named executive officer does not enter into to any employment, consulting, service or similar arrangements or accept any directorship that has not been pre-approved by our Compensation Committee. If the service relationship with the named executive officer ends for a reason other than those listed in this paragraph, the restricted shares will be forfeited and the named executive officer will have no rights with respect to the award.

With respect to options granted under our 2000 Incentive Plan, upon the named executive officer’s death or, as determined by our Compensation Committee, disability, or termination by us without Cause (as defined in the applicable Incentive Plan), all unvested options that would have vested in the one-year period following termination of employment automatically vest and become exercisable within the same one-year period. If the named executive officer’s employment is terminated for any other reason, all unvested options are forfeited and vested options are exercisable for 90 days following the termination of employment.

With respect to options granted under our 2008 Incentive Plan, upon the named executive officer’s death or, as determined by our Compensation Committee, disability, or termination by us without Cause (as defined in the applicable Incentive Plan) or, subject to limitations, the failure of the Bermuda immigration authorities to renew a Bermuda-based named executive officer’s work permit (through no fault of the employee), if applicable, and our failure to offer a comparable position with an affiliate, a pro-rata portion of the options that would have vested on the next grant anniversary date will vest as of the termination date and all other unvested options will be forfeited. Further, award recipients under our 2008 Incentive Plan are required to comply with restrictive covenants pertaining to safeguarding of the Company’s confidential information, non-disparagement and ownership of intellectual property.

Upon a change in control, all restrictions, if any, on any share awards, restricted shares, or restricted share units granted under our Incentive Plans will automatically lapse and all options will automatically vest and become immediately exercisable in full and all unvested warrants will become immediately vested.

Notwithstanding the termination provisions described above, pursuant to the terms of Mr. Becker’s employment agreement, unvested portions of option and restricted share awards granted to Mr. Becker (including any awards granted in the future) will immediately vest in full upon the occurrence of any of the following events (i) our termination of Mr. Becker’s employment without Cause (as defined in his employment agreement), (ii) termination of Mr. Becker’s employment for Good Reason (as defined in his employment agreement), (iii) termination following a change in control (as defined in his employment agreement) or (iv) termination at the end of the term.

Additionally, pursuant to the terms of Mr. Becker’s performance-based restricted share award granted February 19, 2009, if Mr. Becker’s employment is terminated on account of his death or disability (as defined in the employment agreement), he will receive immediate full vesting of this restricted share award.

Warrants. If Mr. Minton’s employment is terminated, his warrants, all of which are vested, will remain exercisable for (i) thirty days following his termination of employment if Mr. Minton’s termination is for Cause or without Good Reason, or (ii) six months following his termination of employment if Mr. Minton’s termination arises out of Disability, without Cause, for Good Reason (each as defined in the warrant agreement) or a failure of the Bermuda immigration authorities to renew his work permit.

Compensation Risk Management Disclosure

Our Compensation Committee considers the principal risk related to compensation for our employees to be that we may overcompensate individuals for underwriting business that ultimately is not profitable given that much of our insurance and reinsurance business is long-tail and we cannot predict with certainty how claims will develop or our future operating performance related thereto. Accordingly, in an effort to align our employees’ economic interests with our economic interests, underwriting performance is assessed on a rolling three-year basis in addition to current-year results. Further, our compensation program encourages consistent long-term performance by allocating a significant portion of executive bonus awards in the form of restricted stock with vesting after three years in most instances. The time based vesting over three years helps ensure that our executives’ interests align with ours and our stockholders. In those instances where performance is a prerequisite for vesting, our Compensation Committee sets performance goals that it believes are reasonable in light of our past performance and general market conditions. As a result of the foregoing, our Compensation Committee believes our compensation programs are appropriately structured and do not pose a material risk to us.

Director Compensation

We currently have 12 directors who are eligible to receive compensation for their services as directors, all of whom are non-employee directors. Neither Messrs. Becker nor Berger receives additional compensation for serving as a member of our board of directors.

At each annual general meeting, each non-employee director receives a $50,000 annual retainer, the ARMC chairman receives a $25,000 annual retainer, the Compensation Committee chairman receives a $15,000 annual retainer and each other committee chair receives a $10,000 annual retainer. Non- employee directors are paid board and committee meeting fees of $2,500 per meeting. Beginning with the Meeting, the non-executive chairman of the board will also receive a $100,000 annual retainer. In addition, to the extent that a director performs specific tasks on behalf of and at the direction of the board, we may compensate such director on a per diem basis in an amount equal to a meeting fee. Along with cash compensation, on the day following the annual general meeting, each non employee director receives either 4,000 restricted shares or 4,000 restricted share units. We reimburse directors for usual and customary expenses while on company business. In addition, we reimburse directors for expenses for family members to accompany them to one board meeting per year.

The compensation of our directors is reviewed annually and revisions to our non-employee directors’ compensation will be made upon the recommendation of the Nominating and Corporate Governance Committee, subject to such conditions or restrictions, if any, that such committee or our Compensation Committee may determine.

Director Compensation for Fiscal Year 2009

The following Director Compensation Table summarizes the compensation paid to our directors in 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Zack H. Bacon III(5)	27,500	—	—	27,500
Gordon Cheesbrough	97,500	83,400	1,821	182,721
K. Bruce Connell	90,000	83,400	—	173,400
Willis T. King, Jr.	102,500	83,400	4,886	190,786
William Kronenberg III	102,500	83,400	3,744	189,644
James H. MacNaughton	100,000	83,400	2,936	186,336
Steven M. Skala	92,500	83,400	17,168	193,068
Mario P. Torsiello	375,000	83,400	7,693	466,093
James L. Zech	97,500	83,400	2,532	183,432

(1)	Fees Earned or Paid in Cash are comprised of the following:

Name	Retainer Fee	Board Meeting Fee	Committee Meeting Fee	Board Retreat	Fee for service on a subsidiary board	Per Diem board fee for work on behalf of the board for strategic initiatives	Total Fees
Zack H. Bacon III	—	17,500	7,500	—	—	2,500	27,500
Gordon Cheesbrough	60,000	22,500	12,500	2,500	—	—	97,500
K. Bruce Connell	50,000	22,500	10,000	2,500	2,500	2,500	90,000
Willis T. King, Jr.	65,000	17,500	17,500	2,500	—	—	102,500
William Kronenberg III	50,000	22,500	22,500	2,500	5,000	—	102,500
James H. MacNaughton	50,000	22,500	20,000	2,500	5,000	—	100,000
Steven M. Skala	50,000	22,500	17,500	2,500	—	—	92,500
Mario P. Torsiello	75,000	20,000	22,500	2,500	—	255,000	375,000
James L. Zech	60,000	20,000	15,000	2,500	—	—	97,500

(2)

Share awards granted in 2009 were granted under our 2008 Incentive Plan. We account for our Incentive Plans under FASB ASC Topic 718. The value in the “Share Awards” column is the full grant date fair value of the share awards computed in accordance with FASB ASC Topic 718. The grant date fair value was $20.85 per share.

(3)	The aggregate number of unvested restricted shares held by each director on December 31, 2009 was 78,000.

(4)	Includes costs to have family members accompany the director to one board of directors’ meeting per year.

(5)	Mr. Bacon is a former director who chose not to seek re-election at our November 2009 Annual General Meeting.

Compensation Committee Interlocks and Insider Participation

In 2009, our Compensation Committee consisted of Messrs. King, Kronenberg, Skala and Torsiello, each of whom our board of directors determined was independent in accordance with Nasdaq Global Select Market listing standards. No member of our Compensation Committee during 2009 is or was formerly an officer or employee of Alterra Capital or any of its subsidiaries or was a related person in a transaction with Alterra Capital where the amount exceeded $120,000. During 2009, no executive officer of Alterra Capital or any of its subsidiaries served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on our Compensation Committee or board of directors.

Report of the Audit and Risk Management Committee

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements and administrating the public reporting process. The ARMC’s primary purpose is to assist our board of directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors. For 2009, the ARMC was composed of five directors, each of whom our board of directors has determined is independent under Nasdaq Global Select Market listing standards and applicable rules promulgated under the Exchange Act and operates under a written charter adopted and approved by our board of directors, and which is available on our website at www.maxcapgroup.com.

The ARMC has reviewed and discussed the December 31, 2009 audited consolidated financial statements with management and with KPMG, Hamilton, Bermuda, our independent auditors. In addition, the ARMC has discussed with KPMG and management, and monitored quarterly compliance with, Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

The ARMC has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the accounting principles as applied to Alterra Capital’s financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements.

The ARMC has discussed with KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with KPMG their independence. The ARMC has also discussed with KPMG the rotation of independent auditor partners, compliance procedures and the certification of Forms 10-K and Form 10-Q as required by the Sarbanes-Oxley Act of 2002.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the ARMC by management and the independent auditors, the ARMC recommended to our board of directors that the December 31, 2009 audited consolidated financial statements be included in the Annual Report on Form 10-K.

The Audit and Risk Management Committee
(For fiscal year 2009)

Mario P. Torsiello (Chairman)
K. Bruce Connell
James H. MacNaughton
James L. Zech

The foregoing Report of the Audit and Risk Management Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by Alterra Capital with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Alterra Capital specifically incorporates the Report by reference in any such document.

Principal Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by KPMG for professional services rendered for the audit of our financial statements for the fiscal years ended December 31, 2009 and December 31, 2008 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2009 and 2008 were $2,532,170 and $2,500,959, respectively. In 2009 and 2008, audit fees also included fees for professional services rendered in connection with the issuance of an opinion on the effectiveness of our internal control over financial reporting based upon the audit. Such fees did not include amounts paid for reimbursement of expenses.

Audit-Related Fees

The aggregate amount of fees billed by KPMG for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements (and are not included in the Audit Fees reported above) for the fiscal years ended December 31, 2009 and December 31, 2008 were $248,161 and $32,980, respectively. Audit-related fees in 2009 and 2008 represented fees for the review of registration statements and offering documents.

Tax Fees

The aggregate amount of fees billed by KPMG for professional services rendered for tax compliance and tax advice for the fiscal years ended December 31, 2009 and December 31, 2008 were $337,759 and $165,950, respectively. These fees represented fees for professional services related to the preparation of returns and tax compliance.

All Other Fees

The fees billed by KPMG for services rendered to us in connection with due diligence work for the fiscal year ended December 31, 2009 was $183,592. For the fiscal year ended December 31, 2008, there were no fees billed other than for services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

General

The ARMC has considered whether the provision of non-audit services performed by the independent auditors is compatible with maintaining KPMG’s independence and has concluded that services to be performed by KPMG are generally limited to audit and tax services but may include other services. Any services provided by KPMG in addition to audit and tax related services are performed subject to our pre-approval policy.

Pre-Approval of Audit and Non-Audit Services

In 2003, the ARMC adopted a policy concerning the approval of audit and non-audit services, i.e. tax fees, to be provided to us by the independent auditor. The policy requires that all services KPMG, our independent auditor, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the ARMC, except that we may, without such pre-approval, spend an amount on non-audit services of not more than 10% of the total amount of fees paid by us to our auditor during the fiscal year in which the non-audit services are performed. The ARMC approved all audit and non-audit services provided by KPMG during 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of Alterra Capital’s securities with the SEC. Specific due dates have been established and we are required to disclose any failure to file by these dates. Based solely on a review of information furnished to us, we believe that during fiscal year 2009, our officers, directors and 10% shareholders satisfied all such filing requirements, with the exception of one Form 4 filed five days late for Mr. Becker, our Chief Executive Officer and one of our directors, in connection with the forfeiture of certain restricted shares.

PROPOSAL TWO

ALTERRA CAPITAL AUDITORS PROPOSAL

Upon recommendation of the ARMC, our board of directors proposes that the shareholders ratify the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of Alterra Capital for the 2010 fiscal year until Alterra Capital’s annual general meeting of shareholders in 2011. KPMG, Hamilton, Bermuda served as the independent auditors of Alterra Capital for the 2009 fiscal year. A representative of KPMG, Hamilton, Bermuda will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ALTERRA CAPITAL AUDITORS PROPOSAL.

PROPOSAL THREE

AUTHORIZATION OF ELECTION OF A DIRECTOR OF ALTERRA INSURANCE

Pursuant to Alterra Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Alterra Insurance, Alterra Capital is required to submit a proposal relating to such matters to the shareholders of Alterra Capital and vote all the shares of Alterra Insurance owned by Alterra Capital in accordance with and proportional to such vote of Alterra Capital’s shareholders. Accordingly, the shareholders of Alterra Capital are being asked to consider this proposal.

As provided in the bye-laws of Alterra Insurance, the term of the Class 1 director shall expire at the annual general meeting of the shareholders of Alterra Insurance in 2010. The current Class 1 director is Mr. Becker.

If elected, the term of the Class 1 nominee will expire at Alterra Insurance’s annual general meeting of shareholders in 2013. The board of directors of Alterra Insurance has no reason to believe Mr. Becker will not continue to be a candidate or will not be able to serve as a director of Alterra Insurance if elected. In the event that Mr. Becker is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee as the board of directors may propose. Our board of directors unanimously recommends that you vote FOR the election of Mr. Becker.

Set forth below is the nominee for election as a director of Alterra Insurance and each person who is expected to continue as a director of Alterra Insurance. Biographical information for each such person is set forth under Proposal One, Election of Directors of Alterra Capital.

NOMINEE FOR DIRECTOR OF ALTERRA INSURANCE WHOSE TERM, IF ELECTED, WILL EXPIRE IN 2013:

W. Marston Becker

DIRECTORS OF ALTERRA INSURANCE WHOSE TERM WILL EXPIRE IN 2011:

Peter A. Minton and Andrew S. Cook

DIRECTORS OF ALTERRA INSURANCE WHOSE TERM WILL EXPIRE IN 2012:

John R. Berger and Joseph W. Roberts

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEE ABOVE.

PROPOSAL FOUR

ALTERRA INSURANCE AUDITORS PROPOSAL

Pursuant to Alterra Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Alterra Insurance, Alterra Capital is required to submit a proposal relating to such matters to the shareholders of Alterra Capital and vote all the shares of Alterra Insurance owned by Alterra Capital in accordance with and proportional to such vote of Alterra Capital’s shareholders. Accordingly, the shareholders of Alterra Capital are being asked to consider this proposal.

Our board of directors proposes that the shareholders authorize the ratification of the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of Alterra Insurance for the 2010 fiscal year until Alterra Insurance’s annual general meeting of shareholders in 2011. KPMG, Hamilton, Bermuda served as the independent auditors of Alterra Insurance for the 2009 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ALTERRA INSURANCE AUDITORS PROPOSAL.

PROPOSAL FIVE

AUTHORIZATION OF ELECTION OF DIRECTORS OF NEW POINT III LIMITED

Pursuant to Alterra Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of a Designated Subsidiary, Alterra Capital is required to submit a proposal relating to such matters to the shareholders of Alterra Capital and cause a vote of all the shares of such Designated Subsidiary owned by Alterra Capital (or any intermediate subsidiary of Alterra Capital) in accordance with and proportional to such vote of Alterra Capital’s shareholders. Accordingly, the shareholders of Alterra Capital are being asked to consider this proposal.

As provided in the bye-laws of New Point III, a Designated Subsidiary, the terms of the directors shall expire at the annual general meeting of the shareholders of New Point III in 2010. The current directors are Ms. Gayle Gorman and Messrs. Berger and Cook. The nominees for directors of New Point III are Messrs. Becker, Berger and Cook.

If elected, the term of the director nominees will expire at New Point III’s annual general meeting of shareholders in 2013. The board of directors of New Point III has no reason to believe that any of the director nominees will not continue to be candidates or will not be able to serve as directors of New Point III if elected. In the event that any of the nominees are unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee as the board of directors may propose. Our board of directors unanimously recommends that you vote FOR the election of Messrs. Becker, Berger and Cook.

Biographical information for each nominee is set forth under Proposal One, Election of Directors of Alterra Capital.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZATION OF ELECTION OF DIRECTORS OF NEW POINT III LIMITED.

PROPOSAL SIX

AUTHORIZATION OF ELECTION OF DIRECTORS OF NEW POINT RE III LIMITED

Pursuant to Alterra Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of a Designated Subsidiary, Alterra Capital is required to submit a proposal relating to such matters to the shareholders of Alterra Capital and cause a vote of all the shares of such Designated Subsidiary owned by Alterra Capital (or any intermediate subsidiary of Alterra Capital) in accordance with and proportional to such vote of Alterra Capital’s shareholders. Accordingly, the shareholders of Alterra Capital are being asked to consider this proposal.

As provided in the bye-laws of New Point Re III, a Designated Subsidiary, the terms of the directors shall expire at the annual general meeting of the shareholders of New Point Re III in 2010. The current directors are Ms. Gayle Gorman and Messrs. Berger and Cook. The nominees for directors of New Point Re III are Messrs. Becker, Berger and Cook.

If elected, the term of the director nominees will expire at New Point Re III’s annual general meeting of shareholders in 2013. The board of directors of New Point Re III has no reason to believe that any of the director nominees will not continue to be candidates or will not be able to serve as directors of New Point III if elected. In the event that any of the nominees are unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee as the board of directors may propose. Our board of directors unanimously recommends that you vote FOR the election of Messrs. Becker, Berger and Cook.

Biographical information for each nominee is set forth under Proposal One, Election of Directors of Alterra Capital.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZATION OF ELECTION OF DIRECTORS OF NEW POINT RE III LIMITED.

PROPOSAL SEVEN

AUTHORIZATION OF ELECTION OF DIRECTORS OF ALTERRA AGENCY LIMITED

Pursuant to Alterra Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of a Designated Subsidiary, Alterra Capital is required to submit a proposal relating to such matters to the shareholders of Alterra Capital and cause a vote of all the shares of such Designated Subsidiary owned by Alterra Capital (or any intermediate subsidiary of Alterra Capital) in accordance with and proportional to such vote of Alterra Capital’s shareholders. Accordingly, the shareholders of Alterra Capital are being asked to consider this proposal.

As provided in the bye-laws of Alterra Agency, a Designated Subsidiary, the terms of the directors shall expire at the annual general meeting of the shareholders of Alterra Agency in 2010. The current directors are Ms. Gayle Gorman and Messrs. Berger and Cook. The nominees for directors of Alterra Agency are Messrs. Becker, Berger and Cook.

If elected, the term of the director nominees will expire at Alterra Agency’s annual general meeting of shareholders in 2013. The board of directors of Alterra Agency has no reason to believe that any of the director nominees will not continue to be candidates or will not be able to serve as directors of Alterra Agency if elected. In the event that any of the nominees are unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee as the board of directors may propose. Our board of directors unanimously recommends that you vote FOR the election of Messrs. Becker, Berger and Cook.

Biographical information for each nominee is set forth under Proposal One, Election of Directors of Alterra Capital.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZATION OF ELECTION OF DIRECTORS OF ALTERRA AGENCY LIMITED.

PROPOSAL EIGHT

AUTHORIZATION OF A NAME CHANGE OF ALTERRA INSURANCE LIMITED
TO ALTERRA BERMUDA LIMITED UPON THE COMPLETION OF AN
EXPECTED AMALGAMATION BETWEEN ALTERRA INSURANCE LIMITED AND HARBOR POINT RE LIMITED

Pursuant to Alterra Capital’s bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Alterra Insurance or a Designated Subsidiary, Alterra Capital is required to submit a proposal relating to such matters to the shareholders of Alterra Capital and cause a vote of all the shares of such Designated Subsidiary owned by Alterra Capital (or any intermediate subsidiary of Alterra Capital) in accordance with and proportional to such vote of Alterra Capital’s shareholders. Accordingly, the shareholders of Alterra Capital are being asked to consider this proposal.

Management of Alterra Capital expects to cause the amalgamation of Alterra Insurance Limited and Harbor Point Re Limited, each a wholly owned subsidiary of Alterra Capital, which will result in Alterra Insurance Limited being initially used as the name of the amalgamated company. The expected amalgamation of Alterra Insurance Limited and Harbor Point Re Limited will not require approval of the shareholders of Alterra Capital under Bermuda law or Alterra Capital’s bye-laws and will be approved solely by the boards of directors of each of Alterra Insurance Limited and Harbor Point Re Limited.

Following the consummation of this amalgamation, the board of directors of the amalgamated company expects to submit a resolution to Alterra Capital for shareholder approval to change the name of Alterra Insurance Limited to Alterra Bermuda Limited. The board of directors is of the opinion that the name change will provide consistency and more closely align the identity of the amalgamated company with its products and services since after the amalgamation, Alterra Bermuda Limited will offer both insurance and reinsurance products.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE CHANGE OF NAME OF ALTERRA INSURANCE LIMITED TO ALTERRA BERMUDA LIMITED UPON THE COMPLETION OF AN EXPECTED AMALGAMATION BETWEEN ALTERRA INSURANCE LIMITED AND HARBOR POINT RE LIMITED.

ADDITIONAL INFORMATION

Other Action at the Meeting

A copy of our Annual Report to Shareholders for the year ended December 31, 2009, including financial statements for the year ended December 31, 2009 and the auditors’ report thereon, has been sent or made available to all shareholders. The Annual Report and the Statutory Financial Statements of Alterra Insurance and Alterra Re will be presented and discussed at the Meeting, and shareholders will be asked to receive such Annual Report, as well as the financial statements contained therein, and the Statutory Financial Statements of Alterra Insurance and Alterra Re. Shareholders will also be asked to approve the minutes of our November 2009 Annual General Meeting.

As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for Annual General Meeting of Shareholders in 2011

Shareholder proposals must be received in writing by the Secretary of Alterra Capital and must comply with Rule 14a-8 of the Securities Exchange Act of 1934, the requirements of Bermuda corporate law and Alterra Capital’s bye-laws in order to be considered for inclusion in our Proxy Statement and form of Proxy relating to such meeting. We believe that shareholder proposals received by November 16, 2010 would be considered timely for inclusion in the 2011 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Alterra Capital Holdings Limited, P.O. Box HM 2565, Hamilton HM KX, Bermuda.

Shareholders who intend to nominate persons for election as directors at general meetings of Alterra Capital must comply with the advance notice procedures and other provisions set forth in the bye-laws of Alterra Capital in order for such nominations to be properly brought before the general meeting. The Nominating and Corporate Governance Committee considers nominees to the board of directors recommended by shareholders. Any such recommendation must be sent to the Secretary of Alterra Capital not less than 120 days prior to the scheduled date of our annual general meeting of shareholders and must be accompanied by (a) written notice signed by shareholders holding at least 70% of the issued and outstanding shares entitled to vote at the meeting for which such notice is given of their intention to propose such person for election and (b) written notice signed by the person to be proposed of his or her willingness to be elected. Any such recommendation shall also include: (i) the names and addresses of the shareholders who intend to make the nomination and of the person or persons to be nominated; (ii) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (iii) the class and number of shares which are beneficially owned by such shareholders; (iv) a description of all arrangements or understandings between such shareholders and each nominee and any other person or persons nominations are to be made by such shareholders; and (v) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Nominating and Corporate Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Any shareholder proposal for the 2011 annual general meeting, other than with respect to a nominee for election as a director, which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless received by the Secretary in writing no later than November 16, 2010. If a shareholder proposal is introduced at the 2011 annual general meeting of shareholders without any discussion of the proposal in the 2011 Proxy Statement and the shareholder does not notify Alterra Capital of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by Alterra Capital for the 2011 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

The cost of this proxy solicitation will be borne by Alterra Capital. In addition to solicitation by mail and the internet, officers, directors and employees of Alterra Capital may solicit proxies by telephone, facsimile or in person, although no compensation will be paid for such solicitation. Alterra Capital may also request banks and brokers to solicit their customers who have a beneficial interest in our common shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

By Order of the Board of Directors

Carol S. Rivers
Secretary
Dated: June [  ], 2010

ANNEX A

Reference	Entity’s legal name
The Company	Alterra Capital Holdings Limited (formerly Max Capital Group Ltd.) and its consolidated subsidiaries
ACC2L	Alterra Corporate Capital 2 Limited (formerly Max Corporate Capital 2 Ltd.)
ACC3L	Alterra Corporate Capital 3 Limited (formerly Max Corporate Capital 3 Ltd.)
ACC4L	Alterra Corporate Capital 4 Limited (formerly Max Corporate Capital 4 Ltd.)
ACC5L	Alterra Corporate Capital 5 Limited (formerly Max Corporate Capital 5 Ltd.)
ACC6L	Alterra Corporate Capital 6 Limited (formerly Max Corporate Capital 6 Ltd.)
ACS BDA	Alterra Capital Services BDA Limited (formerly Max Capital Services BDA Ltd.)
ACS Inc.	Harbor Point Services, Inc. (to be known as Alterra Reinsurance Services Inc.)
ACS Ireland	Alterra Capital Services Limited (formerly Max Capital Services Limited)
ACS UK	Alterra Capital Services UK Limited (formerly Max Capital Services UK Ltd.)
ACS USA	Alterra Capital Services USA LLC (formerly Max Capital Services USA LLC)
Alterra Agency	Alterra Agency Limited (formerly Harbor Point Agency Limited)
Alterra America	Max America Insurance Company (to be known as Alterra America Insurance Company)
Alterra at Lloyd’s	Alterra at Lloyd’s Limited (formerly Max at Lloyd’s Limited)
Alterra Brazil	Max Brasil Serviços Técnicos Limitada (to be known as Alterra Brasil Serviços Técnicos Limitada)
Alterra Danish Re	Alterra Danish Re (UK) Group Limited (formerly Danish Re (UK) Group Limited)
Alterra California	Alterra California Insurance Services Limited (formerly Max California Insurance Services Ltd.)
Alterra Capital Europe	Alterra Capital Europe Limited (formerly Max Europe Holdings Limited)
Alterra Corporate Capital Vehicles	Collectively: ACC2L, ACC3L, ACC4L, ACC5L and ACC6L
Alterra Denmark	Alterra Denmark ApS (formerly Max Denmark ApS)
Alterra Diversified	Alterra Diversified Strategies Limited (formerly Max Diversified Strategies Ltd.)
Alterra Europe	Collectively: Alterra Capital Europe, Alterra Re Europe and Alterra Insurance Europe
Alterra Finance	Alterra Finance LLC

A-1

Reference	Entity’s legal name
Alterra Holdings	Alterra Holdings Limited (formed from the amalgamation of Harbor Point Limited and Alterra Holdings Limited)
Alterra Insurance	Alterra Insurance Limited (formerly Max Bermuda Ltd.)
Alterra Insurance Europe	Alterra Insurance Europe Limited (formerly Max Insurance Europe Limited)
Alterra Investments	Harbor Point Investments Europe Limited (to be known as Alterra Investments Europe Limited)
Alterra Managers	Alterra Managers Limited (formerly Max Managers Ltd.)
Alterra Managers USA	Alterra Managers USA Limited (formerly Max Managers USA Ltd.)
Alterra Re	Harbor Point Re Limited (to be known as Alterra Reinsurance Limited)
Alterra Re Europe	Alterra Reinsurance Europe Limited (formerly Max Re Europe Limited)
Alterra Re UK	Harbor Point Re UK (to be known as Alterra Re UK)
Alterra Re USA	Harbor Point Reinsurance U.S., Inc. (to be known as Alterra Reinsurance USA Inc.)
Alterra Singapore	Max Singapore Insurance Managers Pte. Ltd. (to be known as Alterra Singapore Insurance Managers Pte. Limited)
Alterra Specialty	Alterra Specialty Insurance Company (formerly Max Specialty Insurance Company)
Alterra Specialty Services	Alterra Specialty Insurance Services Limited (formerly Max Specialty Insurance Services Ltd.)
Alterra UK Holdings	Alterra Capital UK Limited (formerly Max UK Holdings Ltd.)
Alterra UK Underwriting	Alterra UK Underwriting Services Limited (formerly Max UK Underwriting Services Ltd.)
Alterra USA	Alterra USA Holdings Limited (formerly Max USA Holdings Ltd.)
Alterra USA Inc.	Harbor Point U.S. Holdings, Inc. (to be known as Alterra USA Holdings Inc.)
New Point III	New Point III Limited
New Point Re III	New Point Re III Limited

A-2

Vote by Internet or Mail
24 Hours a Day, 7 Days a Week
Internet voting is available through 1:00 PM Atlantic Time
on the business day prior to the annual meeting.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		MAIL
http://www.proxyvoting.com/alte		Mark, sign and date your
Use the Internet to vote your proxy. Have your	OR	proxy card and return it
proxy card in hand when you access the website.		in the enclosed postage-paid envelope.

If you vote your proxy by Internet,
you do NOT need to mail back your proxy card.

You can view the Proxy Statement and Annual Report
on the Internet at http://www.ourmaterials.com/alterra/

▼PLEASE FOLD TO FIT INTO RETURN ENVELOPE▼

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE COMMON SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8.	Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

1a.	To elect Gordon F. Cheesbrough to the Board of Directors of Alterra Capital Holdings Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
1b.	To elect K. Bruce Connell to the Board of Directors of Alterra Capital Holdings Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
1c.	To elect W. Thomas Forrester to the Board of Directors of Alterra Capital Holdings Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
1d.	To elect Meryl D. Hartzband to the Board of Directors of Alterra Capital Holdings Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To ratify the appointment of KPMG, Hamilton, Bermuda as independent auditors of Alterra Capital Holdings Limited for 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To authorize the election of W. Marston Becker to the Board of Directors of Alterra Insurance Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To ratify the appointment of KPMG, Hamilton, Bermuda as independent auditors of Alterra Insurance Limited for 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5a.	To authorize the election of W. Marston Becker to the Board of Directors of New Point III Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5b.	To authorize the election of John R. Berger to the Board of Directors of New Point III Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5c.	To authorize the election of Andrew Cook to the Board of Directors of New Point III Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
6a.	To authorize the election of W. Marston Becker to the Board of Directors of New Point Re III Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
6b.	To authorize the election of John R. Berger to the Board of Directors of New Point Re III Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
6c.	To authorize the election of Andrew Cook to the Board of Directors of New Point Re III Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
7a.	To authorize the election of W. Marston Becker to the Board of Directors of Alterra Agency Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
7b.	To authorize the election of John R. Berger to the Board of Directors of Alterra Agency Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
7c.	To authorize the election of Andrew Cook to the Board of Directors of Alterra Agency Limited to serve until the annual meeting of shareholders in 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
8.	To authorize a name change of Alterra Insurance Limited to Alterra Bermuda Limited upon the completion of an expected amalgamation between Alterra Insurance Limited and Harbor Point Re Limited.	FOR ☐	AGAINST ☐	ABSTAIN ☐

IN WITNESS WHEREOF, the undersigned has executed this Proxy on this ___ day of _____ 2010.

Business Entity:
(Print name of corporation, partnership or other business entity)

By:
Name:
Title:

Individual:
(Print name of individual)

(Signature)
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free (800) 322-2885

▼PLEASE FOLD TO FIT INTO RETURN ENVELOPE▼

PROXY

Alterra Capital Holdings Limited ANNUAL GENERAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carol S. Rivers and Rachael M. Lathan-Webber, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the Common Shares of Alterra Capital Holdings Limited held in the name of the undersigned at the close of business on June 15, 2010, at the Annual Meeting of Shareholders to be held on August 3, 2010, at 5:00 p.m. (Atlantic Time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

Address Change/Comments (Mark the corresponding box on the reverse side)